UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Rush Enterprises, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Rush Enterprises, Inc.

555 IH-35 South, Suite 500

New Braunfels, Texas 78130

April 3, 2015

Dear Fellow Rush Shareholders:

You are invited to attend our 2015 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held on Tuesday, May 19, 2015, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s (the “Company”) executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

Fiscal 2014 was another milestone year for us as we achieved record financial performance and accomplished several strategic goals, including the following: (i) achieving record revenue and net income; (ii) continuing to “integrate and execute” across our dealership network; (iii) expanding our Rush Truck Centers network footprint to include 112 dealership locations; and (iv) returning $11.7 million to our shareholders through stock repurchases.

To position ourselves for future success, we continue to be guided by our mission of being customer-focused, people-oriented, and financially motivated to deliver excellent outcomes for customers, shareholders, vendors and our employees.

At the Annual Meeting, we will ask you to elect our Board of Directors, ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015 and consider and act on a shareholder proposal described in the proxy statement, if such proposal is properly presented. We will review the Company’s progress during the past year and discuss any other business matters properly brought before the Annual Meeting. The attached proxy statement explains our voting procedures, describes the business we will conduct and provides information about the Company that you should consider when you vote your shares.

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote promptly. You may vote by completing, signing, dating and returning the enclosed proxy card or otherwise by following the voting instructions enclosed herein.

Thank you for your ongoing support of the Company.

Sincerely,

W.M. “Rusty” Rush
President, Chief Executive Officer and
Chairman of the Board

Rush Enterprises, Inc.

Notice of 2015 Annual Meeting of Shareholders

Date:	May 19, 2015

Time:	10:00 a.m., local time

Place:	Rush Enterprises, Inc.’s executive offices:

555 IH-35 South, Suite 500
New Braunfels, Texas 78130

Record Date:	April 1, 2015. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

Proxy Voting:

Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares by signing, dating, and returning the enclosed proxy card or otherwise by following the voting instructions enclosed herewith will save the expenses and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option.

Items of Business:	● To elect eight (8) directors from among the nominees described in this proxy statement;
● To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015;
● To consider and act on a shareholder proposal described in the proxy statement, if properly presented; and
● To transact such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Derrek Weaver
Secretary

New Braunfels, Texas

April 3, 2015

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 19, 2015

The proxy materials for the Company’s Annual Meeting of Shareholders, including the 2014 Annual Report, the Proxy Statement and any other additional soliciting materials, are available over the Internet by accessing the “Investor Relations—Financial Information—Annual Reports & Proxy Material” section of the Company’s website at http://investor.rushenterprises.com/annuals.cfm. Other information on the Company’s website does not constitute part of the Company’s proxy materials.

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully, before voting.

Meeting Information and Mailing of Proxy Materials

Date and Time:	May 19, 2015 at 10:00 a.m. (local time)

Location:	Rush Enterprises, Inc.’s (the “Company”) executive offices:
555 IH-35 South, Suite 500
New Braunfels, Texas 78130

Record Date:	April 1, 2015

Mailing Date:	This proxy statement and the related proxy card are being mailed to our shareholders on or about April 17, 2015.

Voting Matters and Board Recommendations

Matter	Our Board’s Recommendation
Elect the eight (8) director nominees (page 10)	FOR each director nominee
Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015 (page 14)	FOR
Shareholder proposal to adopt a recapitalization plan to eliminate the Company’s dual-class capital structure (page 14)	AGAINST

Governance Highlights

Governance highlights include:

●	Annual election of all directors;

●	All independent directors, other than our CEO and Chairman Emeritus (six (6) out of eight (8) directors);

●	Director resignation policy;

●	Regular executive sessions of nonemployee directors;

●	Three (3) active Board Committees comprised solely of independent directors;

●	Annual Board and Board Committee self-evaluations;

●	Limitation on outside Board service; and

●	Meaningful director and executive stock ownership guidelines.

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a plurality of votes cast.

Name	Age	Director Since	Occupation		Experience/ Qualification	Independent	AC	CC	NGC
W.M. “Rusty” Rush	56	1996	Chairman, President and C.E.O.,	●	Truck Industry
			Rush Enterprises, Inc.	●	Leadership

W. Marvin Rush	76	1965	Founder and Chairman Emeritus,	●	Founder
			Rush Enterprises, Inc.	●	Truck Industry
				●	Significant Shareholder

Harold D. Marshall	79	1999	Former President,	●	Finance	X		X	X
			C.O.O. and director,	●	Truck Industry
			Associates First Capital Corp.	●	Leadership

Thomas A. Akin	60	2004	Partner, Akin, Doherty,	●	Accounting	X	C	X	X
			Klein & Feuge, P.C.	●	Finance
				●	Leadership

James C. Underwood	71	2008	Former Vice Chairman,	●	Truck Industry	X	X	C	X
			Isuzu Commercial Truck of America	●	Leadership

Raymond J. Chess	57	2014	Global Vehicle Line Executive,	●	Truck Industry	X	X	X	C
			General Motors Co.	●	Leadership

William H. Cary	55	2015	Former President, C.O.O.	●	Finance	X	X		X
			and director, GE Capital	●	Leadership

Dr. Kennon H. Guglielmo	48	2015	C.T.O. and director,	●	Technology	X	X	X
			Enovation Controls, Inc.	●	Leadership
AC	Audit Committee
CC	Compensation Committee
NGC	Nominating and Governance Committee
C	Chairman

2014 Financial Highlights

For more details, please see our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2015.

Fiscal 2014 was another year of record growth and strong performance for the Company. We delivered excellent results for our shareholders and continued to take strategic steps to position the Company for long-term, sustainable growth.

Acquisitions including:	Revenues of:	Diluted earnings per share of:	Class B common stock repurchases of:	Total shareholder return of:
14 dealership locations	$4.7 billion	$1.96	$11.7 million	14.0%(1)

(1)	Total shareholder return was calculated by using a weighted-average of the Class A and Class B Common Stock outstanding at December 31, 2014.

Compensation Philosophy and Highlights

Our compensation philosophy is to pay for performance. Highlights of our compensation practices include:

What We Do:	What We Do Not Do:
Tie a Significant Portion of Pay to Performance	Provide Gross-ups for Excise Taxes for New Participants Who Enter the Executive Severance Plan after March 3, 2011
Retain an Independent Compensation Consultant	Reprice Stock Options
Utilize Stock Ownership Guidelines
Have Double-Trigger Severance Arrangements
Mitigate Inappropriate Risk-Taking
Prohibit Hedging and Pledging of Company Stock

Corporate Information

Corporate Headquarters:	555 IH-35 South, Suite 500, New Braunfels, Texas 78130

Corporate Website:	www.rushenterprises.com

Investor Relations Website:	http://investor.rushenterprises.com

State of Incorporation:	Texas

Stock Symbol:	NASDAQ® Global Select Market: RUSHA and RUSHB

GENERAL INFORMATION REGARDING THE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by Rush Enterprises, Inc., on behalf of its Board of Directors, for the 2015 Annual Meeting of Shareholders.

When and Where is the Annual Meeting?

The annual meeting will be held on May 19, 2015, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, and at any adjournments or postponements thereof, for the purposes set forth in the preceding Notice of 2015 Annual Meeting of Shareholders.

What Matters Will be Voted Upon at the Annual Meeting?

At the annual meeting you will be asked to:

●

Vote upon a proposal to elect W.M. “Rusty” Rush, W. Marvin Rush, Harold D. Marshall, Thomas A. Akin, James C. Underwood, Raymond J. Chess, William H. Cary and Dr. Kennon H. Guglielmo as directors to hold office until the 2016 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

●	Vote upon a proposal to ratify the appointment of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the 2015 fiscal year;

●	Vote upon a shareholder proposal to adopt a recapitalization plan to eliminate the Company’s dual-class capital structure, if properly presented; and

●	Transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Who is Entitled to Vote?

Shareholders of record of the Company’s Class A Common Stock, $.01 par value per share (“Class A Common Stock”) and of the Company’s Class B Common Stock, $.01 par value per share (“Class B Common Stock”) at the close of business on April 1, 2015, which is the “Record Date,” are entitled to notice of, and to vote at, the annual meeting. The Class A Common Stock and Class B Common Stock are sometimes collectively referred to in this proxy statement as the “Common Stock.” Shares that may be voted include shares that are held (a) directly by the shareholder of record and (b) beneficially through a broker, bank or other nominee.

At the close of business on the Record Date, there were outstanding 30,157,533 shares of Class A Common Stock and 10,092,981 shares of Class B Common Stock entitled to be voted at the annual meeting. The holders of Class B Common Stock on the Record Date will be entitled to one vote per share, and the holders of Class A Common Stock on the Record Date will be entitled to 1/20th of one vote per share, on each matter voted on at the annual meeting. The Company’s Articles of Incorporation do not permit cumulative voting in the election of directors.

What is the Difference Between Holding Shares as a “Registered Owner” and as a “Beneficial Owner”?

Most of the Company’s shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. The following summarizes some distinctions between registered shares and those owned beneficially:

●

Registered Owners – If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are the shareholder of record. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the annual meeting.

●

Beneficial Owners – If your shares are held in a brokerage account, bank or by another nominee, you are the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote on your behalf or to vote in person at the annual meeting. However, because you are not a shareholder of record, you may not vote these shares in person at the annual meeting unless you obtain a “legal proxy” from your broker, bank or other nominee (who is the shareholder of record) giving you the right to vote the shares in person at the annual meeting.

What Constitutes a Quorum?

The holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy at the annual meeting, will constitute a quorum for the transaction of business at the annual meeting. Shares held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal, and “broker non-votes” will all be counted as present for purposes of determining a quorum.

What is a Broker Non-Vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (a) the beneficial owner has not instructed the nominee how to vote, and (b) the nominee lacks discretionary voting power to vote such shares. Generally, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owner of such shares.

The proposal to elect the eight (8) director nominees and the shareholder proposal to adopt a recapitalization plan to eliminate the Company’s dual-class capital structure are non-routine matters. Consequently, a nominee will not be able to vote shares of the Company’s Common Stock held in “street name” without the beneficial owner’s specific voting instructions on these proposals. Because brokers, banks and other nominees will not be able to vote on these proposals without voting instructions from beneficial owners, we encourage all shareholders that hold shares through a bank, broker or other nominee to provide voting instructions to such parties to ensure that their shares are voted at the annual meeting. The proposal to ratify the appointment of EY as the Company’s independent registered public accounting firm for the 2015 fiscal year is a routine matter and a nominee is permitted to exercise discretionary voting power with respect to this proposal.

What Shareholder Approval is Necessary for Approval of the Proposals?

●	Election of Directors

A plurality of the votes cast by the holders of shares entitled to vote in the election of directors at the annual meeting is required for the election of directors. Accordingly, the eight (8) director nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not have any effect on the outcome of the election of directors.

●	Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm

The vote of the holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, entitled to vote and present in person or represented by proxy at the annual meeting, is required for the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the 2015 fiscal year. Abstentions will have the same effect as votes against this proposal.

●	Shareholder Proposal to Adopt a Recapitalization Plan to Eliminate the Company’s Dual-Class Capital Structure

The vote of the holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, entitled to vote and present in person or represented by proxy at the annual meeting is required to approve the shareholder proposal to adopt a recapitalization plan to eliminate the Company’s dual-class capital structure. Abstentions will have the same effect as votes against this proposal. Broker non-votes will not be treated as votes for or against this proposal and, therefore, will not have any effect on the outcome of this proposal.

May I Vote my Shares in Person at the Annual Meeting?

If you are the registered owner of shares of our Common Stock on the Record Date, you have the right to vote these shares in person at the annual meeting.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may vote these shares in person at the annual meeting once you have requested and received a legal proxy from your broker, bank or other nominee (the shareholder of record) giving you the right to vote such shares at the annual meeting, completed such legal proxy and timely presented it to the Company at the annual meeting.

Even if you plan to attend the annual meeting, we recommend that you submit your proxy card or voting instructions so that your vote will be counted if you later decide not to attend the annual meeting.

How Can I Vote My Shares Without Attending the Annual Meeting?

If you are the registered owner of shares of our Common Stock on the Record Date, you may instruct the named proxy holders on how to vote these shares by completing, signing, dating and returning the enclosed proxy card in the postage prepaid envelope provided with this proxy statement.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may instruct your broker, bank or other nominee on how to vote these shares. Your nominee has enclosed with this proxy statement a voting instruction card for you to use in directing your nominee on how to vote such shares. You should follow the instructions provided by your nominee in directing your nominee on how to vote these shares.

If My Shares are Held in “Street Name,” Will My Broker, Bank or Other Nominee Vote My Shares for Me?

Brokers, banks and other nominees who do not have instructions from their “street name” customers may not use their discretion in voting their customers’ shares on “non-routine” matters. The proposal to elect the eight (8) director nominees and the shareholder proposal to adopt a recapitalization plan to eliminate the Company’s dual-class capital structure are non-routine matters. The proposal to ratify the appointment of EY as the Company’s independent registered public accounting firm is considered a routine matter and, therefore, if beneficial owners fail to give voting instructions, nominees will have discretionary authority to vote such shares of our Common Stock with respect to this proposal. You should follow the instructions provided by your nominee in directing your nominee on how to vote your shares.

How Will My Proxy be Voted?

Shares represented by a properly executed proxy that is timely received, and not subsequently revoked, will be voted at the annual meeting or any adjournments or postponements thereof in the manner directed on the proxy. Steven L. Keller, our Chief Financial Officer, and Derrek Weaver, our General Counsel, have been designated by the Board of Directors as the proxies to represent you and vote your shares at the annual meeting. All shares represented by a properly executed proxy on which no choice is specified will be voted (a) FOR the election of the director nominees, (b) FOR the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the 2015 fiscal year, (c) AGAINST the shareholder proposal to adopt a recapitalization plan to eliminate the Company’s dual-class capital structure and (d) in accordance with the proxy holders’ discretion as to any other business that properly comes before the annual meeting or any adjournments or postponements thereof.

May I Revoke My Proxy and Change My Vote?

Yes. You may revoke your proxy and change your vote at any time prior to the vote at the annual meeting.

If you are the registered owner of shares of our Common Stock on the Record Date, you may revoke your proxy and change your vote by (a) timely submitting a new proxy bearing a later date (which automatically revokes the earlier proxy), (b) timely giving notice of your changed vote to us in writing mailed to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels Texas 78130, Attn: Derrek Weaver, or (c) attending the annual meeting and timely giving oral notice of your intention to vote in person.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may revoke your proxy and change your vote (a) by timely submitting new voting instructions to your broker, bank or other nominee in accordance with their voting instructions, or (b) if you have obtained a legal proxy from your nominee giving you the right to vote your shares in person at the annual meeting, by attending the annual meeting, timely presenting the completed legal proxy to the Company and voting in person.

You should be aware that simply attending the annual meeting will not in and of itself constitute a revocation of your proxy.

How are Proxies being Solicited and Who Will Pay the Solicitation Expenses?

We have retained Alliance Advisors, LLC to assist us in soliciting proxies for the annual meeting. For these services, we will pay Alliance Advisors, LLC $17,500, plus reasonable out-of-pocket expenses. Additionally, proxies may be solicited by our officers, directors and employees personally or by telephone, e-mail or other forms of communication. No officer, director or employee will be specially compensated for any of these activities. We will also bear the expense of preparing, printing and mailing this proxy statement and accompanying materials to our shareholders. Upon request, the Company will reimburse brokers, banks or other nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the annual meeting to the beneficial owners of our Common Stock.

What Other Business Will be Presented at the Annual Meeting?

As of the date of this proxy statement, the Board of Directors knows of no other business that may properly be brought before the annual meeting. If any other matters should be properly brought before the annual meeting, the persons named as proxies, Steven L. Keller and Derrek Weaver, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting or any adjournments or postponements thereof.

What are the Deadlines to Nominate Directors or to Propose Other Business for Consideration at the 2016 Annual Meeting of Shareholders?

In order for a shareholder proposal to be eligible to be included in the Company’s proxy statement and proxy card for the 2016 Annual Meeting of Shareholders, the proposal (a) must be received by the Company at its executive offices, 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver, on or before December 19, 2015; (b) must concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws and regulations and the Company’s Amended and Restated Bylaws; and (c) must otherwise comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Notice of any director nomination or the proposal of other business that you intend to present at the 2016 Annual Meeting of Shareholders, but do not intend to have included in the Company’s proxy statement and form of proxy relating to the 2016 Annual Meeting of Shareholders, must be received by the Company at its executive offices, 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver, not later than the close of business on February 19, 2016 and not earlier than the close of business on January 20, 2016. In the event that the date of the 2016 Annual Meeting of Shareholders has changed by more than 30 days from the anniversary date of the 2015 Annual Meeting of Shareholders, the notice must be delivered to and received by the Company not earlier than the close of business on the 120th day prior to the 2016 Annual Meeting of Shareholders and not later than the close of business on the later of (a) the 90th day prior to such annual meeting and (b) the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company. In addition, your notice must set forth the information required by the Company’s Amended and Restated Bylaws with respect to each director nomination or proposal of other business that you intend to present at the 2016 Annual Meeting of Shareholders.

Any shareholder desiring a copy of the Company’s Amended and Restated Bylaws will be furnished one without charge upon written request to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver.

Who Will Count the Votes at the Annual Meeting?

American Stock Transfer and Trust Company, LLC, the Company’s transfer agent, will tabulate the votes and Steven L. Keller, the Company’s Chief Financial Officer, will act as the inspector of election at the annual meeting.

Where Can I Find the Voting Results of the Annual Meeting?

The Company intends to publish final voting results of the annual meeting in a current report on Form 8-K within four (4) business days after the annual meeting.

What Should I do if I Receive More Than One Set of Voting Materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a registered owner and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and voting instruction card that you receive.

What is Householding?

In an effort to reduce printing costs and postage fees, the Company has adopted a practice approved by the SEC called “householding.” Under this practice, certain shareholders who have the same address and last name will receive only one copy of this proxy statement and the Company’s 2014 Annual Report, unless one or more of these shareholders notifies the Company that he or she wishes to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another shareholder and received only one copy of this proxy statement and the Company’s 2014 Annual Report, and would like to request a separate copy of these proxy materials, or you do not wish to participate in householding in the future, please call (800) 973-7874 or mail such request to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver. The Company will promptly deliver a separate copy of this proxy statement and the Company’s 2014 Annual Report upon receipt of such request. Similarly, you may also contact the Company if you received multiple copies of the Company’s proxy materials and would prefer to receive a single copy in the future.

What do I Need to do Now?

First, read this proxy statement carefully. Then, if you are a registered owner, you should submit your proxy as soon as possible by executing and returning the proxy card. If you are the beneficial owner of shares held in “street name,” then you should follow the voting instructions of your broker, bank or other nominee. Your shares will be voted in accordance with the directions you specify. If you submit an executed proxy card to the Company, but fail to specify a voting choice, your shares will be voted (a) FOR the approval of W.M. “Rusty” Rush, W. Marvin Rush, Harold D. Marshall, Thomas A. Akin, James C. Underwood, Raymond J. Chess, William H. Cary and Dr. Kennon H. Guglielmo as directors to hold office until the 2016 Annual Meeting of Shareholders, (b) FOR ratification of EY as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, (c) AGAINST the shareholder proposal to adopt a recapitalization plan to eliminate the Company’s dual-class capital structure, and (d) in accordance with the proxy holders’ discretion as to any other business that properly comes before the annual meeting or any adjournments or postponements thereof.

Who Can Help Answer My Questions?

If you have questions concerning a proposal or the annual meeting, if you would like additional copies of this proxy statement or our 2014 Annual Report, or if you need directions to or special assistance at the annual meeting, please call Derrek Weaver toll free at (800) 973-7874. In addition, information regarding the annual meeting is available via the Company’s website at www.rushenterprises.com.

YOUR VOTE IS IMPORTANT. IF YOU ARE A REGISTERED OWNER, YOU MAY VOTE BY FILLING IN, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ARE A BENEFICIAL OWNER, PLEASE FOLLOW THE VOTING INSTRUCTIONS OF YOUR BROKER, BANK OR OTHER NOMINEE AS PROVIDED WITH THIS PROXY STATEMENT AS PROMPTLY AS POSSIBLE.

PROPOSALS

1.	Election of Directors

The Company’s Board of Directors currently consists of eight (8) directors, one (1) of whom serves as our Chairman Emeritus, one (1) of whom serves as our Chairman, President and Chief Executive Officer and six (6) of whom the Board of Directors has determined to be independent in accordance with the listing standards of the NASDAQ® Global Select Market. Applying these independence standards, the Board of Directors has determined that Messrs. Marshall, Akin, Underwood, Chess, Cary and Dr. Guglielmo are all independent directors. After due consideration, the Board of Directors has determined that none of these directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and they all meet the criteria for independence under the listing standards of the NASDAQ® Global Select Market. In particular, the Board of Directors considered the relationships and transactions described on page 19 of this proxy statement under “Director Independence Determinations” and on page 60 of this proxy statement under “Certain Relationships and Related Transactions.”

The eight (8) directors (constituting the entire Board of Directors) are to be elected at the annual meeting to serve for a one-year term and until their successors are elected and qualified or their earlier resignation or removal. All of the nominees named below are current directors of the Company, have consented to be named as director nominees in this proxy statement and have indicated their intent to serve as a director if elected.

The names of the director nominees, along with their present positions, principal occupations, current directorships held with other public corporations, as well as directorships during the past five (5) years, their ages and the year first elected as a director, are set forth below. Certain individual qualifications, experiences and skills of our directors that contribute to the Board’s effectiveness as a whole are also described below.

W.M. “Rusty” Rush

Chairman of the Board since May 2013; Chief Executive Officer of the Company since 2006; President of the Company since 1995; Chief Operating Officer of the Company from 2001 to 2006; and Vice President and Executive Vice President of the Company from 1990 until 1995.

Qualifications: W.M. “Rusty” Rush’s day-to-day leadership as chief executive officer of the Company, as well as his years of experience at the Company in a variety of functions with increasing responsibility, provides the Board with deep knowledge of the Company’s operations and industry and gives the Board unique insights into the Company’s challenges and opportunities, as well as its day-to-day operations and risks.

Current Directorships: None

Former Directorships: None

Age: 56

Director Since: 1996

W. Marvin Rush

Founder of the Company in 1965; President of the Company from its inception until 1995; Chief Executive Officer from 1995 to 2006; Chairman of the Board from 2005 to May 2013; and Chairman Emeritus since May 2013.

W. Marvin Rush was named North American Peterbilt Dealer of the Year in 1993, 1994, 2000 and 2001, and was named American Truck Dealers’ Dealer of the Year in 2008.

Qualifications: W. Marvin Rush, as founder of the Company, provides the Board with a great depth of Company and industry knowledge.

Current Directorships: None

Former Directorships: None

Age: 76

Director Since: 1965

Harold D. Marshall

President, Chief Operating Officer and a director of Associates First Capital Corp., a diversified financial services company, from May 1996 until his retirement in March 1999; Mr. Marshall joined Associates First Capital Corp. in 1961 and organized its Transportation Division in 1974.

Qualifications: Mr. Marshall’s extensive commercial truck experience and experience as an executive officer and director of public companies provides the Board with valuable insight into the issues and opportunities facing the Company.

Current Directorships: None

Former Directorships:
Overnight Corp.

Age: 79

Director Since: 1999

Thomas A. Akin

Certified Public Accountant in the audit department of EY from 1976 until 1989; and director of the audit department of Akin, Doherty, Klein & Feuge, P.C., in San Antonio, Texas, since 1991.

Throughout his career, Mr. Akin has served as the client service executive responsible for the independent audit of companies registered with the SEC.

Qualifications: Mr. Akin’s extensive financial reporting expertise provides the Board with valuable insight into the Company’s financial reporting obligations and internal controls.

Current Directorships: None

Former Directorships: None

Age: 60

Director Since: 2004

James C. Underwood

Veteran of the commercial vehicle industry, having served in managerial and executive positions at GMC Truck & Coach Division, IVECO and American Isuzu Motors; President and Chief Operating Officer of General Motors Isuzu Commercial Truck, LLC, a joint venture to consolidate Isuzu and General Motors medium-duty commercial vehicle sales, service and marketing functions in the United States; and Vice Chairman of Isuzu Commercial Truck of America, Inc. from 2007 until his retirement in February 2008.

Qualifications: Mr. Underwood’s extensive commercial truck experience provides the Board with unique knowledge of a commercial truck manufacturer’s perspective on various issues impacting the Company, which is critical for the Board in assessing the Company’s strategic goals.

Current Directorships: None

Former Directorships: None

Age: 71

Director Since: 2008

Raymond J. Chess

Former Global Vehicle Line Executive for General Motors Co. (“GM”), where he was responsible for global, cross-functional general management of the GM crossover market segment from 2009 to 2012; from 2001 to 2009 he was responsible for GM's commercial truck segment.

Mr. Chess joined GM in 1980 and served in varying capacities, including Vehicle Line Executive, Vehicle Line Director, Chief Manufacturing Engineer, and General Superintendent for Manufacturing Engineering.

Qualifications: Mr. Chess’s extensive commercial truck experience provides the Board with a manufacturer’s perspective on various issues that are highly beneficial to the Company as it strives to maintain its position as the premier service provider to the commercial vehicle industry.

Current Directorships:
AMP Holdings, Inc.

Former Directorships: None

Age: 57

Director Since: January 2014

William H. Cary

President, Chief Operating Officer and a director of GE Capital, the financial services unit of General Electric Company (“GE”), from November 2008 until December 2014; he also served as a Senior Vice President of GE from November 2006 until December 2014; Mr. Cary joined GE in 1986 as a member of the Financial Management Program and served in a variety of financial positions around the world until his appointment as a Senior Vice President of GE.

Qualifications: Mr. Cary’s extensive commercial finance experience and leadership experience as an executive officer and director of GE Capital and executive officer of GE will provide the Board with valuable insight into many issues and opportunities facing the Company as it strives to maintain its position as the premier service provider to the commercial vehicle industry.

Current Directorships:
Synchrony Financial

Former Directorships: None

Age: 55

Director Since: January 2015

Dr. Kennon H. Guglielmo

Chief Technology Officer and a director of Enovation Controls, Inc., a leading global provider of sophisticated digital control systems for gaseous fuel engines and engine-driven equipment, since its inception in June 2014; Dr. Guglielmo formed EControls Group, Inc., an affiliate of Enovation Controls, Inc., in 1994, and has served as its President and a member of the board of directors since its formation.

Qualifications: Dr. Guglielmo’s technical expertise with respect to engine control systems and his entrepreneurial and business leadership experience will provide the Board with valuable insight as the Company evaluates strategic opportunities to expand its portfolio of customer solutions.

Current Directorships: None

Former Directorships: None

Age: 48

Director Since: January 2015

The Board of Directors unanimously recommends a vote “FOR” each of the above director nominees.

If any director nominee becomes unavailable for election, which is not anticipated, the named proxies will vote for the election of such other person as the Board of Directors may nominate, unless the Board of Directors resolves to reduce the number of directors to serve on the Board of Directors and thereby reduce the number of directors to be elected at the annual meeting.

2.    Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2015

The Audit Committee has appointed the firm of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Although shareholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the shareholders of the Company for ratification at the annual meeting. EY has served as the Company’s independent public accounting firm for the fiscal years 2000 through 2014 and is considered by management of the Company to be well-qualified. If the shareholders do not ratify the appointment of EY, the Audit Committee may reconsider their appointment.

Representatives of EY are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and we expect them to be available to respond to appropriate questions from shareholders.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for Fiscal Year 2015.

3.    Shareholder Proposal to Adopt a Recapitalization Plan to Eliminate the Company’s Dual-Class Capital Structure

Merlin Partners LP, 6060 Parkland Boulevard, Suite 200, Cleveland, Ohio 44124, beneficial owner of more than $2,000 in market value of the Company’s Class B Common Stock on December 3, 2014, has given notice that it intends to present the following proposal for consideration at the annual meeting. In accordance with SEC rules, other than minor formatting changes, we are reprinting the proposal and supporting statement as they were submitted to the Company. The Company is not responsible for the contents of this proposal or the supporting statement and recommends that you vote “AGAINST” this proposal for the reasons set forth in the Company’s opposition statement following the proposal.

RESOLVED, that shareholders of Rush Enterprises, Inc. (“Rush Enterprises” or the “Company”) request that the Board of Directors take the necessary steps (excluding those steps that must be taken by the Company’s shareholders) to adopt a recapitalization plan that would eliminate Rush Enterprises’ dual-class capital structure and provide that each outstanding share of common stock has one vote.

Supporting Statement

Rush Enterprises had 39,381,655 shares of common stock outstanding as of April 2, 2014, the record date used in the Company’s 2014 proxy statement: 29,092,195 shares of Class A common stock and 10,289,460 shares of Class B common stock. Holders of the Class A common stock, nearly 74% of the Company’s total shares outstanding, have only 12% of the voting rights, or one vote for every 20 shares held. Holders of the Class B common stock have one vote per share.

The original rationale for a dual-class structure, as detailed in Rush Enterprise’s 2002 proxy statement, was to prevent potential key contract terminations from occurring in the event of a change of control triggered by a decrease in Rush family voting power. Since that time, one of these key relationships has terminated, and the trigger clause has been lowered to 22%. There are no economically justifiable reasons to preserve the dual-class structure specific to a contractual voting power arrangement. A change of control remains a triggering event, and the Rush family no longer controls enough stock to prevent such an event from occurring.

According to the Company’s 2014 proxy statement, Rush Enterprises’ executive officers and directors beneficially owned 13.4% of all shares of common stock outstanding (Class A and Class B), yet possessed 31.3% of the Company’s voting shares. We believe any capital structure that leads to outsized influence for insiders, without commensurate economic ownership, is not in the best interest of Rush Enterprises’ shareholders.

According to Harvard University’s Paul Gompers, insiders owning a “superior” class of stock “causes a significant wedge between their voting and cash flow rights.” The Gompers paper demonstrates that firm valuation is negatively affected by a divergence between cash flow rights and voting rights. In other words, the greater the difference between the insiders’ voting rights and its rights to cash flow, the more it harms the company’s stock price performance (Paul A. Gompers et al., “Extreme Governance: An Analysis of Dual-Class Firms in the United States,” May 2007).

A 2012 study by the IRRC Institute, “Controlled Companies in the Standard & Poor’s 1500: A Ten Year Performance and Risk Review”, resulted in the following key findings:

●	Non-controlled companies outperform controlled companies over a 10-year period.

●	Controlled companies have more material weaknesses in internal control environments and more related party transactions than non-controlled companies.

●	Controlled companies with multiclass structures consistently exhibit materially more share price volatility than non-controlled companies.

We believe that eliminating the dual-class structure, and installing a one-share/one-vote arrangement, would benefit Rush Enterprises public shareholders, and encourage other shareholders to vote for this proposal.

BOARD STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

The Board of Directors unanimously recommends that the Company’s shareholders vote AGAINST this proposal because the elimination of the Company’s dual-class capital structure could result in the immediate termination of the Company’s Dealer Sales and Service Agreements (the “Dealer Agreements”) with Peterbilt Motors Company, a division of PACCAR Inc. (“PACCAR”). Alternatively, PACCAR could use the threat of termination to negotiate more favorable terms to the detriment of the Company’s business and its shareholders. As the Company’s business has been largely built upon its relationship with PACCAR, the termination of the Dealer Agreements would have a material adverse effect on the Company and the value of its common stock.

In 1996, the Company was the first commercial vehicle dealership group to go public. Dealer agreements with vehicle manufacturers are traditionally personal services agreements in which the manufacturer grants a franchise to an individual to represent its brand in a territory and prohibits transfer of any ownership interest in the franchise without the manufacturer’s prior consent. As a condition to allowing the Company to go public, and therefore transfer some of its ownership interests, PACCAR required the inclusion of provisions in the Dealer Agreements to, among other things, assure that the existing owners and managers of the Company retained a significant role and interest in running the Company. As the Company is Peterbilt’s largest dealer of Peterbilt commercial vehicles, PACCAR has a legitimate business interest in ensuring that the Company is operated by individuals who have a significant ownership interest in the Company and who are focused on the long-term success of the “Peterbilt” brand and its network of dealers.

Accordingly, the Dealer Agreements currently provide that PACCAR may immediately terminate the Dealer Agreements “for cause” if the aggregate voting power held by certain members of the Rush family and Company management (collectively, the “Dealer Principals”) decreases below twenty-two percent (22%) with respect to the election of directors of the Company (“the “Voting Interest Provision”).

As of April 1, 2015, the Dealer Principals own shares representing approximately thirty-one percent (31%) of the aggregate voting power with respect to the election of directors of the Company. If the Company’s dual-class capital structure were eliminated as proposed by this proposal so that each outstanding share of the Company’s common stock has one (1) vote per share, the aggregate voting interests of the Dealer Principals would automatically decrease to approximately nine percent (9%), which would be in violation of the Voting Interest Provision of the Dealer Agreements.

In fiscal years 2014, 2013 and 2012, 38.5%, 38.5% and 47.4% of the Company’s total revenues, respectively, were attributable to the sales of new Peterbilt commercial vehicles, which was made possible by the Dealer Agreements. These amounts do not include significant revenues attributable to the sales of Peterbilt parts and the provision of warranty service on Peterbilt commercial vehicles, which was also made possible by the Dealer Agreements. Consequently, if the dual-class capital structure were eliminated, the Company would be in violation of the Voting Interest Provision, and PACCAR could elect to terminate the Dealer Agreements or use the threat of termination to negotiate more favorable terms to the detriment of the Company’s business and its shareholders.

Upon receiving this proposal, the Company called representatives of PACCAR to discuss the possible elimination of the Voting Interest Provision and followed up such discussions with a written request. As in the past, PACCAR indicated that it was not amenable to eliminating the Voting Interest Provision at this time. Consequently, without PACCAR’s consent, the Company does not have the right to unilaterally delete or amend the Voting Interest Provision in the Dealer Agreements. The Company believes that its dual-class capital structure is necessary to keep the Company from violating the Voting Interest Provision in the Dealer Agreements.

The Company’s dual-class capital structure helps ensure that one of the Company’s most important commercial relationships remains in place. The Company is not a “controlled company” under the Nasdaq stock market rules and approximately 67% of the vote (primarily represented by the “high vote” Class B Shares) is owned by persons that are not members of the Rush family, management or their affiliates.

The Board of Directors unanimously recommends a vote “AGAINST” this proposal related to the adoption of a recapitalization plan to eliminate the Company’s dual-class capital structure.

COMPANY INFORMATION

The Board’s Committees and Their Function

The business of the Company is managed under the direction of the Board of Directors. The Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are the three standing committees of the Board of Directors. The charters for the three standing committees of the Board of Directors are available at the “Investor Relations – Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Audit Committee – In 2014, the Company’s Audit Committee consisted of the following directors: Thomas A. Akin, Chairman of the Audit Committee, Harold D. Marshall, James C. Underwood and Raymond J. Chess. The Audit Committee met six (6) times during 2014. William H. Cary and Dr. Kennon H. Guglielmo were both appointed to the Audit Committee in February 2015. The Board of Directors has determined that each member of the Audit Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market and applicable SEC rules and regulations. The Board of Directors has also determined that each member of the Audit Committee is financially literate and that Mr. Akin has the attributes of an “Audit Committee Financial Expert,” as defined in applicable SEC regulations.

As set forth in more detail in the Audit Committee charter, the Audit Committee’s purpose is to assist the Board of Directors in its oversight responsibilities related to the quality and integrity of the Company’s accounting, auditing and financial reporting practices. The specific responsibilities of the Audit Committee include:

●

Reviewing and discussing with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements of the Company, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations therein;

●	Appointing, compensating, overseeing and terminating the Company’s independent registered public accounting firm;

●	Approving all audit and non-audit services to be provided by the independent registered public accounting firm;

●	Reviewing the integrity of the Company’s external financial reporting processes and internal controls over financial reporting;

●

Reviewing and approving all related-person transactions (as defined by the SEC) as required by the SEC and the NASDAQ® Global Select Market, and periodically reassessing these transactions to ensure their continued appropriateness;

●	Discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

●

Reviewing periodically with the General Counsel or Chief Compliance Officer, as applicable, matters that may have a material impact on the Company’s financial statements, the Company’s compliance with applicable rules and regulations, and any material reports or inquiries received from regulators or governmental agencies;

●	Preparing the Audit Committee Report for inclusion in the Company’s annual proxy statements; and

●	Complying with all other responsibilities and duties set forth in the Audit Committee charter.

For more information regarding the Audit Committee, please refer to the Audit Committee Report contained in this proxy statement.

Compensation Committee – In 2014, the Company’s Compensation Committee consisted of the following directors: James C. Underwood, Chairman of the Compensation Committee, Harold D. Marshall, Gerald R. Szczepanski and Thomas A. Akin. Effective January 27, 2015, Mr. Szczepanski retired from his position as a member of the Board of Directors. The Compensation Committee met six (6) times during 2014. Raymond J. Chess and Dr. Kennon H. Guglielmo were both appointed to the Compensation Committee in February 2015. The Board of Directors has determined that each member of the Compensation Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market and applicable SEC rules and regulations.

The specific responsibilities of the Compensation Committee include:

●	Administering the Company’s compensation philosophy and programs and reviewing and modifying such philosophy and programs as necessary;

●

Reviewing and approving all compensation for the Company’s directors and executive officers, including the Company’s Chief Executive Officer, and supervising all bonus and equity-based compensation awards to all Company employees;

●	Supervising the administration of the Company’s incentive compensation and equity-based compensation plans;

●	Overseeing, reviewing and discussing with management the preparation of the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement;

●	Preparing the Compensation Committee Report for inclusion in the Company’s proxy statement;

●	Appointing, compensating, overseeing and terminating the Compensation Committee’s compensation consultants and other advisors;

●	Considering the independence of any compensation consultant, independent legal counsel or other advisor prior to retaining or obtaining the advice from such advisor; and

●	Complying with all other responsibilities and duties set forth in the Compensation Committee charter.

The Compensation Committee may establish subcommittees of one or more members, and delegate its authority and responsibilities to such subcommittees, when appropriate and in accordance with applicable rules and regulations. The Compensation Committee may also engage compensation consultants and other advisors, from time to time, to advise the Compensation Committee on executive compensation practices and policies or any other matters within the scope of its charter.

Compensation Committee Interlocks and Insider Participation – During the 2014 fiscal year, none of the Company’s executive officers served on either the Company’s Compensation Committee or the compensation committee (or its equivalent) or board of directors of another entity whose executive officers served on the Company’s Compensation Committee or Board of Directors. No current or past officer or employee of the Company served on the Compensation Committee during the 2014 fiscal year. Mr. Akin has certain relationships with Texstar National Bank. For a further description of these relationships, see “Certain Relationships and Related Transactions” set forth below on page 60 of this proxy statement.

For more information regarding the Compensation Committee, please refer to the Compensation Committee Report contained in this proxy statement.

Nominating and Governance Committee – In 2014, the Company’s Nominating and Governance Committee consisted of the following directors: Gerald R. Szczepanski, Chairman of the Nominating and Governance Committee, Harold D. Marshall and Raymond J. Chess. Effective January 27, 2015, Mr. Szczepanski retired from his position as a member of the Board of Directors. The Nominating and Governance Committee met four (4) times during 2014. James C. Underwood was appointed to the Nominating and Governance Committee, effective January 27, 2015, and Raymond J. Chess was appointed Chairman of the Nominating and Governance Committee, also effective January 27, 2015. Additionally, William H. Cary and Thomas A. Akin were appointed to the Nominating and Governance Committee in February 2015. The Board of Directors has determined that each member of the Nominating and Governance Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market.

The specific responsibilities of the Nominating and Governance Committee include:

●	Identifying individuals believed to be qualified to become members of the Board of Directors and recommending qualified individuals to the Board of Directors to stand for election as directors;

●	Recommending individuals to fill vacancies on the Board of Directors;

●	Identifying and recommending directors qualified to fill vacancies on any committee of the Board of Directors;

●	Making recommendations to the Board of Directors from time to time regarding changes to the size of the Board of Directors or any committee thereof;

●	Developing, reviewing and reassessing the adequacy of corporate governance guidelines for the Company;

●	Assessing annually the performance of the Board of Directors and receiving comments from all directors related to such annual performance review;

●	Developing succession planning policies and principles for the Company’s Chief Executive Officer; and

●	Complying with all other responsibilities and duties set forth in the Nominating and Governance Committee charter.

Director Independence Determinations

Our Board of Directors has established independence guidelines that are described in our Corporate Governance Guidelines. The independence guidelines require a finding that the individual director satisfies all of the independence standards of the NASDAQ® Global Select Market. In accordance with its charter, and as the set forth above, the Nominating and Governance Committee has reviewed the independence of all nonemployee director nominees and reported its findings to the Board of Directors, which affirmatively determined that Messrs. Marshall, Akin, Underwood, Chess, Cary and Dr. Guglielmo are independent. In addition, Mr. Szczepanski was determined to have been independent during his period of service as a member of the Board of Directors and the committees of the Board of Directors on which he served through 2014 and until his retirement effective January 27, 2015. Mr. W. Marvin Rush was determined not to be independent.

In making its determination on the independence of each nonemployee director, all transactions and relationships between each director or any member of his or her immediate family and the Company, its subsidiaries and management are reviewed, based on information requested from and provided by each director on an annual basis.

In particular, the following specific transactions were reviewed and considered, but were not deemed to affect the independence of the applicable director or directors:

●

Messrs. Akin and Marshall have certain relationships with Texstar National Bank. For a further description of these relationships, see “Certain Relationships and Related Transactions” set forth below on page 60 of this proxy statement.

●

Prior to his appointment to the Board of Directors, Mr. Cary formerly served as the President, Chief Operating Officer and as a director of GE Capital, a lender and the administrative agent under the Company’s floor plan financing agreement. The Nominating and Governance Committee determined that the amount of business involved is immaterial to GE Capital, all transactions under the floor plan financing agreement have been entered into at arm’s length and in the ordinary course of business, Mr. Cary was not in any way involved in any aspects of the business relationship between the Company and GE Capital and prior to joining the Board of Directors, he had no personal relationships with the Company or any of its management.

The Nominating and Governance Committee recommended the above-described conclusions to the Board of Directors and explained the basis for its decisions. Upon discussion and further consideration, these conclusions were adopted by the Board of Directors.

Board Leadership Structure

Mr. W.M. “Rusty” Rush serves as the Chairman of the Board, President and Chief Executive Officer of the Company. The Board of Directors of the Company has determined that the appointment of our President and Chief Executive Officer as the Chairman of the Board of the Company promotes a unity of vision for the Company as it implements its strategic goals. In addition, the President and Chief Executive Officer is the director most familiar with our business and operations and is uniquely situated to lead discussions on important matters affecting the business of the Company, as well as its day-to-day operations and risks. The Board of Directors believes that the Company is best served by a Chairman of the Board who is actively involved with the Company and is therefore able to bring a great depth of knowledge about the Company to the role. W.M. “Rusty” Rush has served as President of the Company since 1995 and Chief Executive Officer of the Company since 2006. He has overseen all day-to-day operations of the Company since 2001, when he was named the Company’s Chief Operating Officer. Consequently, the Board of Directors has determined that W.M. “Rusty” Rush is uniquely able to serve as Chairman of the Board. By combining the Chairman of the Board with the President and Chief Executive Officer positions, the Board of Directors believes that there is a firm link between management and the Board which promotes the development and implementation of our strategic goals. Additionally, W.M. “Rusty” Rush serving as Chairman of the Board, President and Chief Executive Officer demonstrates to the Company’s manufacturers, customers, and shareholders that the Company is under strong leadership.

Our Board of Directors does not have a designated “lead independent director.” The Board of Directors has determined that the appointment of a lead independent director is not necessary at this time because each of the independent directors plays an active role in Board matters. Notwithstanding the above, the Company’s nonemployee directors communicate frequently and hold regular executive sessions, with the appropriate nonemployee director presiding over each such meeting depending on the topics to be discussed.

Communications with Directors

The Board of Directors welcomes input and suggestions from shareholders and other interested parties by mail at Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130 or through the Company’s Ethics Helpline at (877) 888-0002. Interested parties may direct their input or suggestions to specific directors, the standing committees of the Board of Directors, or all of the members of the Board of Directors.

To communicate to the Audit Committee issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, you may anonymously and, to the extent provided by law, confidentially contact the Audit Committee by calling the Company’s Ethics Helpline at (877) 888-0002.

Code of Conduct for Employees and Directors

The Company has adopted the Rush Driving Principles, a code of conduct that applies to all Company officers, directors and employees. The Rush Driving Principles are available at the “Investor Relations – Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Code of Ethics for Senior Financial Officers

The Company has adopted a Code of Ethics for Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and other employees performing similar functions, including the Principal Accounting Officer. Only the Board of Directors (or the Audit Committee or other appropriate committee thereof) can amend or grant waivers from the provisions of the Code of Ethics for Senior Financial Officers, and any such amendments or waivers will be promptly posted on the Company’s website, or otherwise disclosed as required by applicable laws, rules or regulations. The Code of Ethics for Senior Financial Officers is available at the “Investor Relations – Corporate Governance” section of the Company’s website.

Shareholder Nominations of Candidates for Director

The Nominating and Governance Committee will consider all candidates for director properly recommended by shareholders. The Nominating and Governance Committee, in its sole discretion, will determine whether candidates recommended by shareholders are qualified to become a member of the Board of Directors. Candidates recommended by shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, Chief Executive Officer, other executive officers, third-party search firms and other sources.

Any shareholder wishing to submit a candidate for the Nominating and Governance Committee’s consideration should send the following information to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver:

●	The shareholder’s name, number and class of shares of our Common Stock owned, length of period held and proof of ownership;

●	Name, age and address of the candidate;

●

A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history and material outside commitments (i.e., memberships on other boards and committees, charitable foundations, etc.);

●

Any information relating to the candidate that is required by the rules and regulations of the NASDAQ® Global Select Market and the SEC to be disclosed in the solicitation of proxies for election of directors; and

●	A description of any arrangements or understandings between the shareholder and the candidate.

Minimum Qualifications for Director Nominees and Board Member Attributes

Persons considered for Board positions should, at a minimum, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. To comply with regulatory requirements, a majority of the members of the Company’s Board of Directors must qualify as independent members under the listing standards of the NASDAQ® Global Select Market, all of the members of the Audit Committee must be financially literate, and one or more members of the Company’s Audit Committee must qualify as an “Audit Committee Financial Expert” as such term is defined by applicable regulations of the SEC.

Identification and Evaluation of Director Candidates

The Nominating and Governance Committee strives to identify future potential directors sufficiently in advance so that the Nominating and Governance Committee can provide both the candidates and the Board of Directors a sufficient opportunity to evaluate one another and the candidate’s potential service on the Board of Directors. With respect to potential Board candidates identified by management, individual directors, shareholders or others, the Nominating and Governance Committee makes a preliminary review of the candidate’s background, career experience and qualifications based on publicly available information or information provided by the person who identifies the candidate. If a consensus is reached by the Nominating and Governance Committee that a particular candidate would likely contribute positively to the Board of Directors’ mix of skills and experiences, and a Board vacancy exists or is likely to occur in the foreseeable short term, the candidate is contacted to confirm his or her interest and willingness to serve. The Nominating and Governance Committee conducts in-person interviews and may invite other Board members or executive officers of the Company to interview the candidate to assess his or her overall qualifications. In the context of the current composition and needs of the Board of Directors and its committees, the Nominating and Governance Committee considers factors such as independence, judgment, skill, diversity, experience with businesses and other organizations of comparable size, experience as an officer of a publicly traded company, the interplay of the candidate’s experience with the experience of other members of the Board of Directors and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees thereof. Although we do not have a formal diversity policy in place for the director nomination process, an important factor in the Nominating and Governance Committee’s consideration and assessment of a candidate is the diversity of the candidate’s background, viewpoints, training, professional experience, education and skill set.

At the conclusion of this process, the Nominating and Governance Committee reaches a conclusion and reports the results of its review to the full Board of Directors. The report includes a recommendation whether the candidate should be nominated for election to the Board of Directors. This procedure is the same for all candidates, including director candidates identified by shareholders.

Policies Affecting Members of the Board of Directors

Members of the Company’s Board of Directors are prohibited from serving on the board of directors of more than four public companies. Additionally, if a member of the Board of Directors changes jobs, he is required to notify the Nominating and Governance Committee. The Nominating and Governance Committee shall review the appropriateness of the director remaining on the Company’s Board of Directors given the director’s change in job. If the Nominating and Governance Committee concludes that it would be inappropriate for the affected director to remain on the Board of Directors, then the Nominating and Governance Committee shall ask the affected director to resign from the Company’s Board of Directors. The affected director is expected to act in accordance with the Nominating and Governance Committee’s recommendation. Any director nominee who is elected or appointed to the Board of Directors for the first time after February 21, 2008, will be required to submit a letter of resignation to the Board of Directors to be effective upon acceptance by the Board of Directors each year after they reach the age of 72. Such letters of resignation will be considered by the Board of Directors, but the Board of Directors may choose not to accept any such letter of resignation if it believes that it is in the best interest of the Company for the director who submitted the letter of resignation to continue to serve on the Company’s Board of Directors.

Effective February 23, 2015, members of the Company’s Board of Directors who are not also officers of the Company are expected to own and hold shares of the Company’s Common Stock equal to five (5) times the value of each of their respective annual cash retainer. Each current director and any new directors will be given five (5) years from the date of their first appointment or election to the Board of Directors to comply with these stock ownership guidelines. As of December 31, 2014, each of the directors then serving was either in compliance with or on target to meet the stock ownership guidelines.

Meetings of the Board of Directors

During 2014, the Board of Directors met ten (10) times. Each of the directors attended at least 78% of the meetings of the Board of Directors and committees of which he was a member. The Board of Directors regularly schedules a meeting to occur the day of the annual meeting of shareholders. Although the Company has no formal policy on director attendance at annual meetings, this scheduling facilitates their attendance. All of the directors then serving attended the Company’s 2014 Annual Meeting of Shareholders, except Gerald R. Szczepanski who was unable to attend, and all directors currently in office are expected to attend the 2015 Annual Meeting of Shareholders.

The nonemployee directors hold executive sessions at least two times per year during regularly scheduled Board meetings. Different nonemployee directors preside over these executive sessions depending on the topics to be discussed.

Board’s Role in Risk Oversight

The Board of Directors is responsible for the Company’s risk-oversight function. The Board of Directors, with the assistance of its standing committees, Chief Executive Officer, Executive Vice President, Chief Financial Officer, General Counsel and other officers of the Company, regularly identifies, evaluates and discusses the material enterprise risks that could impact the Company’s operations and tactical and strategic decisions. These enterprise risks include operational, financial, legal, regulatory, market and reputational risks.

The Board of Directors oversees planning and responding to risks arising from changing business conditions or the initiation of new products or services. The Board of Directors also is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and governmental authorities, and overseeing management’s conformance with internal policies and controls addressing the material enterprise risks of the Company’s activities. The Board of Directors receives periodic reviews of the Company’s risk management policies and controls.

The Board of Directors believes its risk oversight function is enhanced by the leadership structure of the Company’s Board of Directors. W.M. “Rusty” Rush serves as the Chairman of the Board, President and Chief Executive Officer of the Company. As a result of the Chairman’s in-depth knowledge of the Company’s operations and industry, the Board of Directors has greater insight into the Company’s operations and risks. W.M. “Rusty” Rush’s unique depth of knowledge, experience and expertise give the Board a more complete and holistic view of the material risks of the Company.

Risk-Related Compensation Policies and Practices

As part of its annual review of the executive compensation program, the Compensation Committee assessed the risk profile of its executive and nonexecutive compensation programs to determine if any of them created undesired or excessive risks of a material nature. With the assistance of the Chief Executive Officer, Executive Vice President, Chief Financial Officer and General Counsel, the Compensation Committee (a) reviewed the Company’s compensation policies and practices for employees generally, (b) identified the risks that could result from such policies and practices, (c) identified the risk mitigators and controls and (d) analyzed the potential risks against the risk mitigators and controls and the Company’s business strategy and objectives.

In performing the assessment and reaching its conclusion, the Compensation Committee noted the following factors that reduce the likelihood of undesired or excessive risk-taking:

●	The Company’s overall compensation levels are competitive with the market;

●	The Company’s compensation practices and polices appropriately balance base pay versus variable pay and short-term versus long-term incentives;

●	The Company’s implementation of stock ownership guidelines;

●	The Compensation Committee’s oversight of equity compensation plans; and

●	The high level of Board involvement in approving material investments and capital expenditures.

Based on its analysis, the Compensation Committee believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Company’s Executive Officers

Set forth below is information with respect to each executive officer of the Company as of April 1, 2015.

Name	Age	Position
W.M. “Rusty” Rush	56	Chairman of the Board, President and Chief Executive Officer
Martin A. Naegelin, Jr.	51	Executive Vice President
Scott Anderson	57	Senior Vice President – Finance, Insurance and Leasing
Steven L. Keller	45	Senior Vice President, Chief Financial Officer and Treasurer
Corey H. Lowe	39	Senior Vice President – Peterbilt Dealerships
Michael J. McRoberts	56	Senior Vice President – Dealer Operations
David C. Orf	65	Senior Vice President – Fleets and Specialized Equipment
Richard J. Ryan	47	Senior Vice President – Navistar Dealerships
James E. Thor	57	Senior Vice President – Retail Sales and Marketing
Derrek Weaver	42	Senior Vice President, General Counsel and Corporate Secretary

W.M. “Rusty” Rush has served as President of the Company since 1995 and Chief Executive Officer of the Company since 2006. He has overseen all day-to-day operations of the Company since 2001, when he was named the Company’s Chief Operating Officer. W.M. “Rusty” Rush served as Vice President and Executive Vice President of the Company from 1990 until November 1995 when he began his service as President of the Company. W.M. “Rusty” Rush was appointed Chairman of the Board in May 2013.

Martin A. Naegelin, Jr. has served as Executive Vice President of the Company since March 2007. He served as Vice President and Chief Financial Officer of the Company from January 1997 to March 2007. Mr. Naegelin was promoted to Senior Vice President in December 2001 and was named Secretary and Treasurer of the Company. Prior to joining the Company, Mr. Naegelin served as Vice President of Investor Relations and Corporate Development of Norwood Promotional Products, Inc. Mr. Naegelin had seven years of public accounting experience prior to joining Norwood in 1993.

Scott Anderson has served as Senior Vice President – Finance, Insurance and Leasing of the Company since 2007. He served as Vice President – Finance and Insurance of the Company from 2005 until his promotion in February 2006 to Senior Vice President – Finance and Insurance in February 2006. In 2007, he assumed responsibility for the Company's leasing operations. Prior to joining the Company, Mr. Anderson served as Manager of Continental European Operations for CIT Group from 2004 to 2005 and was Managing Director of European Commercial Finance for Associates Capital Corp from 1998 to 2004. Mr. Anderson has over 34 years of experience in the commercial equipment finance industry.

Steven L. Keller has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company since April 2011. In March 2007, Mr. Keller was promoted to Vice President, Chief Financial Officer and Treasurer of the Company after being intimately involved in the Company's finance and accounting functions since 1997, with responsibility for financial analysis and planning, business acquisitions, SEC reporting, investor relations and corporate taxes. Prior to joining the Company, Mr. Keller, a Certified Public Accountant, worked in the San Antonio office of Ernst & Young LLP and obtained a Bachelor of Business Administration in Accounting from St. Mary's University in San Antonio, Texas.

Corey H. Lowe was appointed Senior Vice President – Peterbilt Dealerships in May 2011. Mr. Lowe is responsible for operations of the dealerships in the Company’s Peterbilt Division. Mr. Lowe served as Regional Manager for the Company’s North Texas, Oklahoma and Nashville, Tennessee dealerships from August 2008 until his promotion in May 2011, Regional Manager for the Company’s Oklahoma dealerships from 2006 to 2008 and General Manager of the Company’s Oklahoma City dealership from 2003 to 2006. Mr. Lowe joined the Company in 1998 after he received a Bachelor of Science in Financial Management from Abilene Christian University.

Michael J. McRoberts was appointed Senior Vice President – Dealer Operations in March 2013. Mr. McRoberts joined the Company in 2011 and served as Regional Manager for Rush Truck Centers in California from 2011 to 2013. Mr. McRoberts served as the Vice President – General Manager and Chief Operating Officer for the Scully Companies, a regional full-service leasing and dedicated contract carriage organization, from 2006 until he joined the Company in 2011. Mr. McRoberts’s background also includes 13 years of experience with other commercial vehicle dealerships serving in various positions including Chief Financial Officer and President. Mr. McRoberts has a Bachelor of Science in Accounting from Southern Illinois University.

David C. Orf has served as Senior Vice President – Fleets and Specialized Equipment since 1996. Mr. Orf was the general manager of the Company’s Houston, Texas, facilities from 1993 until 1996. Prior to joining the Company, Mr. Orf served as the southeast regional manager of Peterbilt Motors Company.

Richard J. Ryan has served as Senior Vice President – Navistar Dealerships since May 2010. Mr. Ryan served as the Company’s Regional General Manager of the Colorado Region from 2006 until 2010, and General Manager of the Denver location from 2004 to 2006. Prior to joining the Company, Mr. Ryan was the President of American Cargo L.L.C., a truck body manufacturing company. Mr. Ryan has over 21 years of experience in the commercial truck industry. Mr. Ryan received a Bachelor of Business Administration from Michigan State University.

James E. Thor has served as Senior Vice President – Retail Sales and Marketing since June 2004. Prior to joining the Company, Mr. Thor served for 14 years in various executive positions with Peterbilt Motors Company. In 1996, Mr. Thor was promoted to Director of U.S. Regional Sales of Peterbilt, prior to which he served as Regional Sales Manager and District Sales Manager.

Derrek Weaver has served as Senior Vice President, General Counsel and Corporate Secretary of the Company since April 2011. Mr. Weaver previously served as Vice President of Legal Affairs and Chief Compliance Officer from February 2005 until he was named Vice President and General Counsel of the Company in April 2010. Mr. Weaver has served as Corporate Secretary of the Company since February 2006. Mr. Weaver oversees the Company’s legal and human resources departments. Mr. Weaver received a Bachelor of Science in Mechanical Engineering from the University of Colorado at Boulder and a Doctor of Jurisprudence from the Texas Tech University School of Law.

Each of the Company’s executive officers was chosen by the Board of Directors and serves at the pleasure of the Board of Directors until his successor is appointed or until his earlier resignation or removal in accordance with applicable law. W.M. “Rusty” Rush is the son of W. Marvin Rush. There are no other family relationships among the executive officers and directors of the Company.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

Security Ownership of Certain Beneficial Owners

The table below sets forth certain information with respect to each person or entity known by us to beneficially own more than five percent (5%) of either class of Common Stock as of December 31, 2014, except that with respect to Messrs. W. Marvin Rush and W.M. “Rusty” Rush, their beneficial ownership information is as of March 15, 2015. Beneficial ownership of our Common Stock has been determined in accordance with the applicable rules and regulations of the SEC. The percentage of total voting power is based on 1/20th of one vote for each share of Class A Common Stock, and one vote for each share of Class B Common Stock, beneficially owned by each person.

	Class A Common Stock		Class B Common Stock
Name and Address	Shares	% of Class	Shares	% of Class	% Total Voting Power(1)
W. Marvin Rush(2)	6,626	*	3,455,984	34.5	29.6
W.M. “Rusty” Rush(3)	479,818	1.6	3,135,756	31.3	27.0
3MR Partners, L.P.(4)	2,749	*	3,002,749	29.8	25.7
GAMCO Investors, Inc. ET AL(5)	86,605	*	1,107,862	11.1	9.5
Dimensional Fund Advisors LP(6)	2,524,804	8.4	958,872	9.6	9.3
Newtyn Management, LLC(7)	—	*	850,000	8.5	7.3
Columbia Wanger Asset Management, LLC (8)	3,797,921	12.6	750,600	7.5	8.0
JPMorgan Chase and Co.(9)	2,223,200	7.4	—	*	*
The Vanguard Group(10)	1,938,901	6.5	—	*	*
BlackRock, Inc.(11)	1,887,995	6.3	—	*	*
Waddell & Reed Financial, Inc.(12)	1,574,254	5.2	—	*	*
NewSouth Capital Management, Inc.(13)	1,529,068	5.1	—	*	*

*	Represents less than 1% of the issued and outstanding shares of the respective class of Common Stock or total voting power.

(1)

Based on a total of (a) 30,048,006 shares of Class A Common Stock and 10,017,498 shares of Class B Common Stock outstanding on March 15, 2015, and (b) 1,620,491 shares of Class A Common Stock underlying vested options and options that will vest within 60 days of March 15, 2015 (collectively referred to herein as “Vested Options”), and (c) 102,684 shares of Class A Common Stock and 75,433 shares of Class B Common Stock underlying deferred vested restricted stock units.

(2)

Includes 2,749 shares of Class A Common Stock and 3,002,749 shares of Class B Common Stock held by 3MR Partners, L.P., of which W. Marvin Rush and W.M. “Rusty” Rush are general partners and over which they share voting and dispositive power. W. Marvin Rush and W.M. “Rusty” Rush each disclaim individual beneficial ownership of the shares held by 3MR Partners, L.P., except to the extent of their respective actual ownership interest in 3MR Partners, L.P. Also see footnote (4) below and the Note Regarding Rush Family Holdings on page 28 below. The address of W. Marvin Rush is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

(3)

Includes (a) 395,008 shares of Class A Common Stock with respect to Vested Options, (b) 30,000 shares of Class A Common Stock and 20,000 shares of Class B Common Stock with respect to deferred vested restricted stock units, and (c) 2,749 shares of Class A Common Stock and 3,002,749 shares of Class B Common Stock held by 3MR Partners, L.P., of which W.M. “Rusty” Rush and W. Marvin Rush are general partners and over which they share voting and dispositive power. W.M. “Rusty” Rush and W. Marvin Rush each disclaim individual beneficial ownership of the shares held by 3MR Partners, L.P., except to the extent of their respective actual ownership interest in 3MR Partners, L.P. Also see footnote (4) below and the Note Regarding Rush Family Holdings on page 28 below. The address of W.M. “Rusty” Rush is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

(4)

The address of 3MR Partners, L.P. is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130. As general partners, W. Marvin Rush and W.M. “Rusty” Rush have shared power to vote and dispose of or direct the vote and disposition of all of these shares.

(5)

GAMCO Investors, Inc., together with certain affiliates and subsidiaries, has (a) sole voting power of 72,605 shares of Class A Common Stock and 1,098,862 shares of Class B Common Stock, and (b) sole dispositive power of 86,605 shares of Class A Common Stock and 1,107,862 shares of Class B Common Stock.  The address of GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580-1435.  This information is based solely on information contained in Schedule 13F, filed with the SEC on February 5, 2015.  Neither GAMCO Investors, Inc. nor its affiliates and subsidiaries are affiliated with the Company or any member of the Company’s management.  The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by GAMCO Investors, Inc. and its affiliates and subsidiaries.

(6)

Dimensional Fund Advisors LP has (a) sole voting power of 2,429,865 shares of Class A Common Stock and sole voting power of 952,876 shares of Class B Common Stock, and (b) sole dispositive power of 2,524,804 shares of Class A Common Stock and sole dispositive power of 958,872 shares of Class B Common Stock. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. This information is based solely on information contained in Schedule 13G/A8 and 13G/A7, filed with the SEC on February 5, 2015. Dimensional Fund Advisors LP is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Dimensional Fund Advisors LP.

(7)

Newtyn Management, LLC has sole voting and dispositive power over all of the Class B Common Stock reported above. The address of Newtyn Management, LLC is 599 Lexington Ave., 41st Floor, New York, New York, 10022. This information is based solely on information contained in Schedule 13G/A2, filed with the SEC on February 17, 2015. Newtyn Management, LLC is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Newtyn Management, LLC.

(8)

Columbia Wanger Asset Management, LLC has (a) sole voting power of 3,400,421 shares of Class A Common Stock and 664,000 shares of Class B Common Stock, and (b) sole dispositive power of 3,797,921 shares of Class A Common Stock and 750,600 shares of Class B Common Stock. The address of Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606. This information is based solely on information contained in Schedule 13G/A9 and 13G/A4, filed with the SEC on February 11, 2015. Columbia Wanger Asset Management, LLC is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Columbia Wanger Asset Management, LLC, except that Columbia Acorn Fund, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, LLC, holds (i) 8.8% of the Class A Common Stock and (ii) 5.5% of the Class B Common Stock.

(9)

JPMorgan Chase & Co. has (a) sole voting power of 2,049,239 shares of Class A Common Stock and (b) sole dispositive power of 2,223,156 shares of Class A Common Stock. The address of JPMorgan Chase & Co. is 270 Park Ave., New York, New York 10017. This information is based solely on information contained in Schedule 13G/A3, filed with the SEC on January 21, 2015. JPMorgan Chase & Co. is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by JPMorgan Chase & Co.

(10)

The Vanguard Group has (a) sole voting power of 47,629 shares of Class A Common Stock, and (b) sole dispositive power of 1,893,172 shares of Class A Common Stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. This information is based solely on information contained in Schedule 13G/A1, filed with the SEC on February 9, 2015. The Vanguard Group is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by The Vanguard Group.

(11)

BlackRock, Inc., together with certain of its subsidiaries, has (a) sole voting power of 1,811,851 shares of Class A Common Stock, and (b) sole dispositive power of 1,887,995 shares of Class A Common Stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022. This information is based solely on information contained in Schedule 13G/A5, filed with the SEC on January 12, 2015. Neither BlackRock, Inc. nor any of its subsidiaries listed in Schedule 13G/A5 are affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by BlackRock, Inc. and its subsidiaries.

(12)

Waddell & Reed Financial, Inc. has sole indirect voting and dispositive power of all of the Class A Common Stock reported above. The address of Waddell & Reed Financial, Inc. is 6300 Lamar Avenue, Overland Park, Kansas 66202. This information is based solely on information contained in Schedule 13G, filed with the SEC on February 13, 2015. Waddell & Reed Financial, Inc. is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Waddell & Reed Financial, Inc., except that (a) Waddell & Reed Investment Management Company, a Kansas corporation that is a subsidiary of Waddell & Reed Financial, Inc., holds 3.1% of the Class A Common Stock and (b) Ivy Investment Management Company, a Delaware corporation that is a subsidiary of Waddell & Reed Financial, Inc., holds 2.2% of the Class A Common Stock.

(13)

NewSouth Capital Management, Inc. has (a) sole voting power of 1,236,113 shares of Class A Common Stock and (b) sole dispositive power of 1,529,068 shares of Class A Common Stock. The address of NewSouth Capital Management, Inc. is 999 S. Shady Grove Rd., Suite 501, Memphis, Tennessee 38120. This information is based solely on information contained in Schedule 13G/A3, filed with the SEC on February 12, 2015. NewSouth Capital Management, Inc. is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by NewSouth Capital Management, Inc.

Security Ownership of our Executive Officers and Directors

The table below sets forth certain information as of March 15, 2015 with respect to our Common Stock that is beneficially owned by each director, director nominee and named executive officer and all of our directors and executive officers as a group. Beneficial ownership of our Common Stock has been determined in accordance with the applicable rules and regulations of the SEC. The percentage of total voting power is based on 1/20th of one vote for each share of Class A Common Stock, and one vote for each share of Class B Common Stock, beneficially owned by each person. Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name.

	Class A Common Stock		Class B Common Stock
Name and Address(1)	Shares	% of Class	Shares	% of Class	% Total Voting Power(2)
W. Marvin Rush(3)	6,626	*	3,455,984	34.5	29.6
W.M. “Rusty” Rush(4)	479,818	1.6	3,135,756	31.3	27.0
Harold D. Marshall	16,290	*	—	*	*
Thomas A. Akin(5)	145,948	*	—	*	*
James C. Underwood	19,243	*	—	*	*
Raymond J. Chess	3,101	*	—	*	*
William H. Cary	—	*	—	*	*
Dr. Kennon H. Guglielmo	—	*	—	*	*
Martin A. Naegelin, Jr.(6)	55,240	*	15,000	*	*
David C. Orf (7)	136,302	*	8,331	*	*
Steven L. Keller(8)	96,611	*	8,534	*	*
Michael J. McRoberts(9)	6,491	*	9,483	*	*
All executive officers and directors as a group (17 persons, including the executive officers and directors listed above) (10)	1,192,259	3.9	3,668,986	36.6	31.9

*	Represents less than 1% of the issued and outstanding shares of the respective class of Common Stock or total voting power.

(1)	Except as otherwise noted, the business address of the named beneficial owner is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

(2)

Based on a total of (a) 30,048,006 shares of Class A Common Stock and 10,017,498 shares of Class B Common Stock outstanding on March 15, 2015, and (b) 1,620,491 shares of Class A Common Stock underlying vested options and options that will vest within 60 days of March 15, 2015 (collectively referred to herein as “Vested Options”), and (c) 102,684 shares of Class A Common Stock and 75,433 shares of Class B Common Stock underlying deferred vested restricted stock units.

(3)

Includes 2,749 shares of Class A Common Stock and 3,002,749 shares of Class B Common Stock held by 3MR Partners, L.P., of which W. Marvin Rush and W.M. “Rusty” Rush are general partners and over which they share voting and dispositive power. W. Marvin Rush and W.M. “Rusty” Rush each disclaim individual beneficial ownership of the shares held by 3MR Partners, L.P., except to the extent of their respective actual ownership interest in 3MR Partners, L.P. Also see the Note Regarding Rush Family Holdings below.

(4)

Includes (a) 395,008 shares of Class A Common Stock with respect to Vested Options, (b) 30,000 shares of Class A Common Stock and 20,000 shares of Class B Common Stock with respect to deferred vested restricted stock units, and (c) 2,749 shares of Class A Common Stock and 3,002,749 shares of Class B Common Stock held by 3MR Partners, L.P., of which W.M. “Rusty” Rush and W. Marvin Rush are general partners and over which they share voting and dispositive power. W.M. “Rusty” Rush and W. Marvin Rush each disclaim individual beneficial ownership of the shares held by 3MR Partners, L.P., except to the extent of their respective actual ownership interest in 3MR Partners, L.P. Also see the Note Regarding Rush Family Holdings below.

(5)	Includes 60,000 shares of Class A Common Stock with respect to Vested Options.

(6)

Includes (a) 30,000 shares of Class A Common Stock with respect to Vested Options, and (b) 12,000 shares of Class A Common Stock and 12,000 shares of Class B Common Stock with respect to deferred vested restricted stock units.

(7)	Includes 119,189 shares of Class A Common Stock with respect to Vested Options.

(8)

Includes (a) 62,977 shares of Class A Common Stock with respect to Vested Options, and (b) 8,000 shares of Class A Common Stock and 5,334 of Class B Common Stock with respect to deferred vested restricted stock units.

(9)	Includes 3,334 shares of Class A Common Stock with respect to Vested Options.

(10)

Reflects information above, as well as information regarding our unnamed executive officers; provided however, that shares reflected more than once in the table above with respect to W. Marvin Rush and W.M. “Rusty” Rush are only reflected once in this line. See the Note Regarding Rush Family Holdings below.

Note Regarding Rush Family Holdings

SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in the same shares being listed multiple times in the tables above. The 2,749 shares of Class A Common Stock and the 3,002,749 shares of Class B Common Stock held by 3MR Partners, L.P. are included four additional times in the above tables under the names of W. Marvin Rush and W.M. “Rusty” Rush (that is, there are only 2,749 shares of Class A Common Stock and the 3,002,749 shares of Class B Common Stock rather than 10,996 shares of Class A Common Stock and the 12,010,996 shares of Class B Common Stock). For purposes of the above table, removing the shares counted multiple times results in an aggregate total ownership of 1.5% of outstanding Class A Common Stock and 35.6% of outstanding Class B Common Stock for W. Marvin Rush, W.M. “Rusty” Rush and 3MR Partners, L.P. W. Marvin Rush and W.M. “Rusty” Rush each disclaim beneficial ownership over shares owned by other members of the Rush family and 3MR Partners, L.P., except as specifically disclosed in the footnotes above.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis provides information regarding our executive compensation program in 2014 for the following executive officers of the Company (collectively, the “named executive officers”):

●	W.M. “Rusty” Rush, our Chairman, President and Chief Executive Officer;

●	Steven L. Keller, our Senior Vice President, Chief Financial Officer and Treasurer;

●	Martin A. Naegelin, Jr., our Executive Vice President;

●	David C. Orf, our Senior Vice President – Fleets and Specialized Equipment; and

●	Michael J. McRoberts, our Senior Vice President – Dealer Operations.

Pursuant to the Company’s Amended and Restated Bylaws, the Chairman of the Board is an executive officer of the Company.

2014 Financial Highlights

Fiscal 2014 was another milestone year for us as we achieved record financial performance and accomplished several strategic goals, including (i) achieving record revenue and net income, (ii) continuing to “integrate and execute” across our dealership network and (iii) expanding our Rush Truck Centers network footprint to include 112 dealership locations.

Throughout 2014, we delivered on our three-pronged growth strategy – to expand aftermarket capabilities, to broaden the scope of our commercial vehicle product offerings, and to extend our network of Rush Truck Centers. Key highlights of our 2014 performance include the following:

Acquisitions including:	Revenues of:	Diluted earnings per share of:	Class B common stock repurchases of:	Total shareholder return of:
14 dealership locations	$4.7 billion	$1.96	$11.7 million	14.0%(1)

(1)	Total shareholder return was calculated by using a weighted-average of the Class A and Class B Common Stock outstanding at December 31, 2014.

Executive Compensation Highlights

Key aspects of our executive compensation program in 2014 included the following:

What We Do:	Tie Pay to Performance. A significant portion of each executive officer’s annual compensation is tied to corporate and individual performance.
Retain an Independent Compensation Consultant. The Compensation Committee engages an independent compensation consultant, who does not provide services to management.
Utilize Stock Ownership Guidelines. We have significant stock ownership guidelines.

Have Double-Trigger Severance Arrangements. Our Executive Severance Plan and equity award agreements require a qualifying termination of employment in addition to a change in control in the Company before change in control benefits or accelerated equity vesting are triggered.

Mitigate Inappropriate Risk-Taking. We structure our compensation programs so that they minimize inappropriate risk-taking by our executive officers and other employees, including appropriately balancing base pay versus variable pay and short-term versus long-term incentives.

Prohibit Hedging and Pledging. Our insider trading policy prohibits all employees and directors from hedging or pledging the economic interest in the Company shares they hold.

What We DO NOT Do:

Provide Gross-ups for Excise Taxes. Pursuant to the Compensation Committee’s policy, any participant who enters the Executive Severance Plan after March 3, 2011, is not entitled to a gross-up for any excise taxes that may be imposed as a result of severance or other payments made in connection with a change in control of the Company. Consequently, Mr. McRoberts is not entitled to excise tax gross-up payments under the Executive Severance Plan.

Reprice Stock Options. Our Amended and Restated 2007 Long-Term Incentive Plan prohibits the repricing of stock options and stock appreciation rights without prior stockholder approval.

The Compensation Committee believes that our 2014 executive compensation program is strongly aligned with pay-for-performance principles. Specifically, a significant percentage of the total direct compensation (i.e., base salary, cash performance bonus and annual equity incentive awards) of Messrs. W.M. “Rusty” Rush, Keller, Naegelin, Orf and McRoberts that was granted in 2014 was “at-risk,” as the following graphs illustrate:

RUSH NAMED EXECUTIVE OFFICERS 2014 TOTAL DIRECT COMPENSATION MIX

CEO MIX	OTHER NEO MIX (AVERAGE)

(1) The above graphs exclude the named executive officers’ employee benefits and perquisites, as these are not included in the definition of “total direct compensation.”

Shareholder Advisory Vote to Approve Executive Compensation

We conducted our second advisory vote to approve executive compensation at our 2014 Annual Meeting of Shareholders. While this vote was not binding on the Compensation Committee, the Board of Directors or the Company, the Compensation Committee values the opinions of our shareholders on executive compensation matters. Based upon the Inspector of Election’s report, the advisory vote to approve executive compensation received the favorable support of approximately 70% of the votes cast thereon. The Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation program were necessary solely as a result of the advisory vote.

In response to the majority of the votes cast for an advisory vote to approve executive compensation every three years at our 2011 Annual Meeting of Shareholders, we have currently determined that the advisory vote to approve executive compensation will be conducted every three years, with the next advisory vote to approve executive compensation being held at the 2017 Annual Meeting of Shareholders.

Compensation Objectives

Our executive compensation program is intended to accomplish the following objectives:

●	Provide a competitive compensation package that enables us to attract, motivate and retain talented executives who contribute to the success of our business;

●	Reward executives when we perform well financially, while not encouraging executives to take unnecessary risks that could threaten our long-term sustainability; and

●	Align executives’ interests with those of our shareholders.

As further discussed below, in 2014 the Compensation Committee reviewed and considered competitive pay information derived from its independent compensation consultant prior to approving the individual pay components of the named executive officers to help ensure such compensation was competitive in our marketplace for executive talent. Furthermore, as illustrated in the above graph, a significant portion of total direct compensation (base salary, cash performance bonus and equity incentive awards) of Messrs. W.M. “Rusty” Rush, Keller, Naegelin, Orf and McRoberts was “at risk” compensation, delivered in the form of a cash performance bonus and annual equity incentive awards. The Compensation Committee designed the cash performance bonus and equity incentive awards with the intention that such awards would focus the named executive officers on achieving both our short- and long-term business objectives and strategies and align their interests with our shareholders, as applicable.

Compensation-Setting Process

The Compensation Committee approves all compensation decisions for the named executive officers, including base salaries, cash performance bonuses, and equity incentive awards. The Compensation Committee aims to structure executive compensation in a manner that achieves the compensation objectives described above. In approving executive compensation from year to year, the Compensation Committee reviews and considers, among other things:

●	Our financial and operating performance;

●	The roles and responsibilities of the named executive officers;

●	Evaluations of the named executive officers’ performance;

●	Competitive pay information;

●	Historical compensation levels; and

●	Recommendations by our Chief Executive Officer.

In general, the named executive officers’ compensation is impacted by individual performance as noted above. However, the assessment of the named executive officers’ individual performance by the Compensation Committee and W.M. “Rusty” Rush is a subjective assessment of accomplishment and contribution to the Company and is not based upon quantitative performance measures. The Compensation Committee believes that basing individual performance on quantitative performance measures raises the risks that individuals will take inappropriate risks to achieve such performance goals without appropriate consideration of the best interests of the Company and our shareholders. The Compensation Committee believes its approach to evaluating individual performance and contribution to the Company provides a balanced relationship between pay-for-performance and appropriate risk management, and fosters team cohesiveness.

In approving 2014 executive compensation, the Compensation Committee reviewed tally sheets for each named executive officer, which were prepared by management. The tally sheets set forth the base salary, cash performance bonus, total cash compensation, number of stock option awards, and number of RSU awards for each of our executive officers, including the named executive officers, for 2014. The Compensation Committee used the tally sheets as a reference point to ensure its members understood the individual pay levels of the named executive officers. In 2014, the Compensation Committee did not increase or decrease the named executive officers’ compensation as a result of its review of the tally sheets.

Role of Executive Officers in Compensation Decisions

In 2014, our executive officers, including W.M. “Rusty” Rush, regularly attended Compensation Committee meetings and, upon the Compensation Committee’s request, provided compensation and other related information to the Compensation Committee. However, W.M. “Rusty” Rush was not present during the Compensation Committee’s discussions and approval of his own compensation nor did he attend executive sessions of the Compensation Committee.

In setting and approving 2014 executive compensation, W.M. “Rusty” Rush (i) formulated recommendations on matters of compensation philosophy, objectives and design; (ii) provided an overview of our financial and operating performance; (iii) provided the results of his annual performance evaluation of Messrs. Keller, Naegelin, Orf and McRoberts; and (iv) provided compensation recommendations for Messrs. Keller, Naegelin, Orf and McRoberts.

W.M. “Rusty” Rush discussed with the Compensation Committee the following individual performance considerations that impacted his compensation recommendations for Messrs. Keller, Naegelin, Orf and McRoberts:

●

Steven L. Keller. Mr. Keller, as our Senior Vice President, Chief Financial Officer and Treasurer, is responsible for the financial management of the Company and evaluating and managing all aspects of accounting, auditing, treasury, and tax. Over the last several years, Mr. Keller’s financial leadership has been critical to maintaining a strong balance sheet and managing our financial position. Additionally, Mr. Keller has performed an important role in our strategic and corporate development initiatives over the past several years, including multiple acquisitions in 2014.

●

Martin A. Naegelin, Jr. Mr. Naegelin, as our Executive Vice President, is responsible for all administrative functions of the Company. In 2014, Mr. Naegelin provided key support and coordination for all administrative aspects of our major corporate initiatives, including the continued implementation of our SAP dealer management system.

●

David C. Orf. Mr. Orf, as our Senior Vice President – Fleets and Specialized Equipment, is responsible for new truck sales related to fleets and specialized equipment at the Company’s dealerships. In 2014, Mr. Orf demonstrated strong management skills in continuing the strategic focus of growing sales related to specialized vocational markets.

●

Michael J. McRoberts. Mr. McRoberts, as our Senior Vice President – Dealer Operations, is responsible for providing support to parts, service and body shop operations at our dealerships, corporate procurement, Rig Tough, the Company’s private label parts brand, and Custom Vehicle Solutions. In 2014, Mr. McRoberts provided invaluable insight and leadership in our efforts to “integrate and execute” across our dealership network.

Based on his performance evaluations of the above named executive officers and one or more of the other factors set forth above under “Compensation-Setting Process,” W.M. “Rusty” Rush made a recommendation to the Compensation Committee regarding the base salary levels, the amount of the cash performance bonus, and the form and amount of the annual equity incentive awards granted to the Messrs. Keller, Naegelin, Orf and McRoberts for 2014.

W.M. “Rusty” Rush did not use any formula in determining his compensation recommendations. The Compensation Committee has complete discretion to approve, disapprove, or alter W.M. “Rusty” Rush’s compensation recommendations.

In 2014, the Compensation Committee accepted, without modification, the recommendations of W.M. “Rusty” Rush regarding the base salary, cash performance bonus, and annual equity incentive awards of Messrs. Keller, Naegelin, Orf and McRoberts. The entire Board of Directors ratified the individual pay components, as well as the total direct compensation, of these named executive officers in 2014.

W.M. “Rusty” Rush did not make any compensation recommendations regarding his compensation in 2014.

The Chief Executive Officer’s and Chairman’s Compensation

In 2014, the Compensation Committee approved W.M. “Rusty” Rush’s base salary, cash performance bonus, and equity awards based upon its subjective evaluation of his role and responsibilities within the Company, the Company’s financial and operating performance, and his personal contributions to the Company in 2014, including negotiating several significant acquisitions, continuing the comprehensive integration of acquired dealerships into our operations, and coordinating efforts to expand our parts and service offerings beyond those traditionally offered by other commercial vehicle dealerships.

Role of Compensation Consultant in Compensation Decisions

Generally, the Compensation Committee engages a compensation consultant every two years to conduct an assessment of our executive compensation program. In 2014, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent compensation consultant, to:

●	Assess the composition of our custom peer group;

●

Review the named executive officers’ then individual pay components: base salary, total cash compensation (i.e., base salary plus cash performance bonus), equity incentive awards, and total direct compensation (i.e., base salary, cash performance bonus and equity incentive awards); and

●	Assess the competitiveness of the named executive officers’ current pay levels.

The Compensation Committee has established procedures that are intended to maintain Pearl Meyer’s independence. These procedures include a direct reporting relationship of Pearl Meyer to the Compensation Committee. With the consent of the Chairman of the Compensation Committee, Pearl Meyer may contact our executive officers, including the named executive officers, for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Compensation Committee that the named executive officers also receive.

Pearl Meyer was hired to serve as the Compensation Committee’s independent compensation consultant in 2014. In 2014, Pearl Meyer did not provide any services to the Company, or receive any payments from the Company, other than in its capacity as a consultant to the Compensation Committee. The Compensation Committee has assessed whether the services provided by Pearl Meyer in 2014 raised any conflicts of interest pursuant to the SEC rules and has concluded that no such conflicts of interest existed.

Peer Analysis

As indicated above, one of the factors that the Compensation Committee generally considers in setting the named executive officers’ compensation is competitive pay information. In November 2014, Pearl Meyer derived certain competitive pay information from a custom peer group and certain survey data as further discussed below.

The 2014 peer group was composed of the following 19 companies:

●	Advance Auto Parts Inc.	●	O’Reilly Automotive Inc.
●	Allison Transmission Holdings, Inc.	●	Oshkosh Corporation
●	Asbury Automotive Group, Inc.	●	Pep Boys, Manny, Moe & Jack
●	Briggs & Stratton Corporation	●	Sonic Automotive Inc.
●	Con-Way Inc.	●	Standard Motor Products Inc.
●	Group 1 Automotive Inc.	●	Swift Transportation Company
●	H&E Equipment Services Inc.	●	Titan Machinery, Inc.
●	Hub Group Inc.	●	United Rentals, Inc.
●	Landstar System Inc.	●	Westinghouse Air Brake Technologies Corporation
●	Lithia Motors Inc.

The above peer companies were approved by the Compensation Committee based upon an analysis of their annual revenues, market capitalization and the fact that these companies are in similar industries, are subject to similar market conditions and compete for the same executive talent, based upon data compiled by Pearl Meyer in November 2014. The Compensation Committee believes that the composition of the 2014 peer group reflects an appropriate set of comparator companies for purposes of assessing the Company’s executive compensation program. Due to the Company’s continued revenue growth in 2014 and the hiring of Pearl Meyer, the Company re-evaluated its peer group and determined to add six new companies and remove three.

Pearl Meyer derived the 2014 competitive pay information from surveying three fiscal years of proxy data for each peer company and by analyzing executive compensation surveys from both propriety sources and general industry executive compensation databases.

As part of Pearl Meyer’s 2014 assessment, it developed market norms by evaluating the base salary, target bonus and three-year average of long-term incentive awards provided to the named executive officers of the Company’s peer group. To reduce the effects of outliers, Pearl Meyer defined “market norms” to be between the 25th and 75th percentiles, with a focus on the median rather than the arithmetic average.

With respect to our 2014 executive compensation program, the Compensation Committee made the following determinations using the competitive pay information derived by Pearl Meyer:

●

Mr. W.M. “Rusty” Rush’s 2014 base salary was above the 75th percentile, Mr. McRoberts’s base salary was at the 75th percentile, Messrs. Naegelin’s and Orf’s 2014 base salaries fell between the 50th and 75th percentiles, and Mr. Keller’s 2014 base salary was below the 25th percentile of the competitive pay information derived by Pearl Meyer;

●

Mr. W.M. “Rusty” Rush’s 2014 total cash compensation (base salary and cash performance bonus) was above the 75th percentile, Messrs. McRoberts’s and Orf’s 2014 total cash compensation fell between the 50th and 75th percentiles, Mr. Naegelin’s 2014 total cash compensation fell between the 25th and 50th percentiles, and Mr. Keller’s 2014 total cash compensation was below the 25th percentile of the competitive pay information derived by Pearl Meyer;

●

Messrs. W.M. “Rusty” Rush’s, Keller’s, McRoberts’s, Naegelin’s and Orf’s 2014 equity incentive awards fell between the 25th and 50th percentiles of the competitive pay information derived by Pearl Meyer; and

●

Mr. McRoberts’s 2014 total direct compensation (i.e. base salary, cash performance bonus and equity incentive awards) fell between the 50th and 75th percentiles, Messrs. W.M. “Rusty” Rush’s, Naegelin’s and Orf’s 2014 total direct compensation fell between the 25th and 50th percentiles, and Mr. Keller’s 2014 total direct compensation was below the 25th percentile of the competitive pay information derived by Pearl Meyer.

Based upon the above findings, the Compensation Committee believes that the individual pay components and total direct compensation levels of Messrs. W.M. “Rusty” Rush, Keller, McRoberts, Naegelin and Orf in 2014 was competitive with the pay practices of the Company’s peer group.

Notwithstanding the above, the Compensation Committee believes the competitive pay information should be used as a point of reference and not as the sole factor in setting executive compensation. Accordingly, the Compensation Committee does not target any individual pay component to fall within a specific range or percentile of the competitive pay information. The competitive pay information is only one of a number of factors used by the Compensation Committee in setting executive compensation. Consequently, each named executive officer’s individual pay components and total direct compensation may be below, at, or above the 25th percentile, 50th percentile or the 75th percentile of the competitive pay information. The Compensation Committee approves individual pay components and total direct compensation levels based upon its subjective judgment and discretion as to the overall fairness and competitiveness of the named executive officers’ compensation.

The competitive pay information derived by Pearl Meyer provided the Compensation Committee a basic framework from which to make determinations with regard to the individual pay components and total direct compensation of Messrs. W.M. “Rusty” Rush, Keller, McRoberts, Naegelin and Orf, as well as to assist it in determining whether such compensation levels accomplish the objectives of the executive compensation program in 2014.

Compensation Program Components

In general, our 2014 executive compensation program is comprised of the following four primary components:

●	Base salary;

●	Cash performance bonuses;

●	Equity incentive awards; and

●	Employee benefits and other perquisites.

We do not have a specific policy, practice or formula regarding the allocation of total compensation between (i) base salary and equity incentive awards, (ii) cash performance bonus and equity incentive awards, or (iii) total cash compensation and equity incentive awards.

Each of the named executive officers is a participant in our Executive Transition Plan. For a further description of the benefits afforded to the named executive officers under the Executive Transition Plan, please refer to the “Severance and Change in Control Arrangements” section set forth below.

Base Salary

We provide the named executive officers with a base level of monthly income for the expertise, skills, knowledge, and experience they offer to our management team. The Compensation Committee believes that competitive levels of base salary are necessary for the motivation and retention of the named executive officers.

The named executive officers’ base salaries at the end of 2013 and 2014 were as follows:

Named Executive Officer	Base Salary as of December 31, 2013	Base Salary as of December 31, 2014	Percentage Change
W.M. “Rusty” Rush, Chairman, President and Chief Executive Officer	$1,100,016	$1,287,000	12%
Steven L. Keller, Senior Vice President, Chief Financial Officer and Treasurer	$356,400	$356,400	—
Martin A. Naegelin, Jr., Executive Vice President	$459,600	$459,777	—
David C. Orf, Senior Vice President – Fleets and Specialized Equipment	$382,800	$382,800	—
Michael J. McRoberts Senior Vice President – Dealer Operations	$386,050	$386,050	—

Mr. W.M. “Rusty” Rush received a 12% increase in his base salary in 2014, his first base salary increase since September 2011, in recognition of his individual performance factors discussed above.

Cash Performance Bonus

Generally, each of the named executive officers is eligible to earn an annual cash performance bonus based upon: (i) our income from continuing operations before taxes during the prior year and (ii) one or more of the following: (a) historical bonus levels, (b) competitive pay information and (c) individual performance. Performance bonuses are intended to focus management on increasing our income from continuing operations before taxes (one of our key financial objectives), as well as to provide incentives for building shareholder value. The cash performance bonuses are traditionally paid on March 15th of the year following the year in which they are earned.

In 2013 and 2014, the Compensation Committee approved the following cash performance bonuses for the named executive officers:

Named Executive Officer	2013 Cash Bonus	2014 Cash Bonus	Percentage Change
W.M. “Rusty” Rush	$1,300,000	$1,900,000	46%
Steven L. Keller	$250,000	$301,000	20%
Martin A. Naegelin, Jr.	$260,000	$338,000	30%
David C. Orf	$225,000	$305,000	35%
Michael J. McRoberts	$245,000	$343,000	40%

The 2014 cash performance bonuses were based, in part, upon our 2014 income from continuing operations before taxes, as reported in our Form 10-K for the year ended December 31, 2014. The Compensation Committee believes that income from continuing operations before taxes provides a direct link between an officer’s compensation and our financial performance, causing the officers’ compensation to fluctuate with our financial performance. Our income from continuing operations before taxes increased to $130.5 million, or 61%, for the 2014 fiscal year, as compared to $81.1 million for the 2013 fiscal year.

Traditionally, cash performance bonuses are increased or decreased by a discretionary percentage that is less than the actual percentage that income from continuing operations before taxes increased or decreased from the prior fiscal year. In determining the amount of the 2014 cash performance bonuses, the Compensation Committee also considered the 2014 competitive pay information derived by Pearl Meyer for each of the named executive officers and approved bonus amounts that it subjectively determined appropriate to maintain the competitiveness of the named executive officers’ total cash compensation (i.e., base salary plus the cash performance bonus).

As a result of our income from continuing operations before taxes increasing by 61% in 2014 (as compared to 2013), and in recognition of the fact that 2014 was a record year in virtually every aspect of the Company’s business, including annual revenues, net income and new and used truck sales, in addition to the fact that the Company made significant progress in its efforts to “integrate and execute” across its dealership network, the Compensation Committee subjectively increased the amount of cash performance bonuses for each of Messrs. W.M. “Rusty” Rush, Keller, Naegelin, Orf and McRoberts by 46%, 20%, 30%, 35% and 40%, respectively, in 2014.

The 2014 cash performance bonuses were not based upon specific benchmark percentiles. Instead, the amount of the bonuses was based upon the Compensation Committee’s subjective judgment and discretion as to the overall competitiveness of the named executive officers’ total cash compensation. Nevertheless, these decisions were taken, as in the past, within the framework of the Compensation Committee’s overall objective of linking the named executive officer’s performance bonus to the increase in our income from continuing operations before taxes. The following graph illustrates how the then named executive officers’ aggregate cash performance bonuses in 2010, 2011, 2012, 2013 and 2014 compared to our income from continuing operations before taxes for the respective fiscal years.

Equity Incentive Awards

The Compensation Committee annually grants equity incentive awards to key employees, including the named executive officers, to (i) allow such employees to participate in our profitability and long-term growth, (ii) maximize retention leverage, and (iii) align such employees’ interests with those of our shareholders. Equity incentive awards are typically awarded on March 15th of each year, unless that date falls on a weekend. The Compensation Committee administers the 2007 Long-Term Incentive Plan, as amended and restated on May 20, 2014 (the “2007 Long-Term Incentive Plan”), which includes, without limitation, selecting award recipients, determining the type of awards to be granted, fixing the terms and conditions of awards, and interpreting the provisions of the 2007 Long-Term Incentive Plan.

Beginning in 2008, the Compensation Committee annually granted a combination of restricted stock awards and stock options to our key employees, including the named executive officers. However, in 2011, the Compensation Committee began granting our key employees RSU awards in lieu of restricted stock awards to provide them more flexible tax planning options, as further described below.

In 2014, the Compensation Committee subjectively allocated the total value of the equity incentive awards of Messrs. W.M. “Rusty” Rush, Keller, Naegelin, Orf and McRoberts by allocating approximately 44% to stock options and approximately 56% to RSU awards. The Compensation Committee does not have a formal policy with respect to allocating the annual equity incentive awards between stock options and RSU awards.

Under the terms of the 2007 Long-Term Incentive Plan, the Compensation Committee may grant equity incentive awards for shares of the Company’s Class A and Class B Common Stock. Each share of Class B Common Stock is entitled to one vote per share and each share of Class A Common Stock is entitled to 1/20th of one vote per share. In the past, the Company granted equity incentive awards for Class A Common Stock in lieu of Class B Common Stock. However, beginning in 2013, the Compensation Committee granted RSU awards covering Class B Common Stock, in lieu of Class A Common Stock, in order to help ensure select members of management maintain the requisite voting control of the Company’s capital stock as required by the Company’s dealership agreements with Peterbilt Motors Company, as further discussed in our public filings with the SEC. The Compensation Committee retains discretion to continue to grant equity incentive awards for Class B Common Stock in the future.

Equity incentive awards are granted at fair market value on the date of grant. “Fair market value” is internally defined as the closing market price on the grant date of the respective class of the Company’s Common Stock as quoted on the NASDAQ® Global Select Market. All equity incentive awards that have been granted to our directors and employees, including the named executive officers, have been reflected in the Company’s consolidated financial statements in accordance with the applicable accounting guidance contained in Accounting Standards Codification 718, Stock Compensation (“ASC 718”). Generally, stock options vest in one-third increments annually beginning on the third anniversary of the grant date and have a term of ten years. RSU awards generally vest in one-third increments beginning on the first anniversary of the grant date. The vesting schedules of the equity incentive awards and term of stock options were strategically chosen to be competitive and enhance the Company’s retention efforts.

In 2013 and 2014, the Compensation Committee approved the following stock options and RSU awards to the named executive officers:

Named Executive Officer	2013 Class A Options (#)	2013 Class B RSUs(#)	Aggregate Grant Date Fair Value of 2013 Equity Awards ($)(1)	2014 Class A Options (#)	2014 Class B RSUs (#)	Aggregate Grant Date Fair Value of 2014 Equity Awards ($)(1)	Percentage Change (%)(2)
W.M. “Rusty” Rush	37,500	30,000	1,128,199	45,000	36,000	1,641,060	45.5
Steven L. Keller	10,000	8,000	300,853	12,000	9,600	437,616	45.5
Martin A. Naegelin, Jr.	15,000	12,000	451,280	15,000	12,000	547,020	21.2
David C. Orf	10,725	8,580	322,665	12,725	10,180	464,056	43.8
Michael J. McRoberts	10,000	8,000	300,853	12,000	9,600	437,616	45.5

(1)

The amounts reflect the aggregate grant date fair value of the annual equity incentive awards granted in 2014 and 2013, as applicable, computed in accordance with ASC 718, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value is set forth in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2014 Annual Report on Form 10-K filed with the SEC on March 2, 2015.

(2)	Amounts reflect the percentage change in the aggregate grant date fair value of the equity awards in 2014, as compared to 2013.

In determining the amount of equity incentive awards to grant the named executive officers, the Compensation Committee considered the following factors:

●	The value of equity incentive awards granted in prior years; and

●	The competitive pay information derived by our former compensation consultant, Longnecker & Associates.

The Compensation Committee increased both the amount and the value of stock options and RSUs awarded to Messrs. W.M. “Rusty” Rush, Keller, Orf and McRoberts in 2014 versus 2013 as a function of increasing each of their total direct compensation for 2014 and increasing the percentage of total direct compensation allocated to equity incentive awards. Mr. Naegelin was granted the same amounts of stock options and RSUs in 2014 as he was in 2013, but the aggregate grant date fair value increased by 21.1% due to the increase in the Company’s Common Stock price.

The amount of the 2014 equity incentive awards was not based upon a formula-driven framework or specific benchmark percentiles, nor does the Compensation Committee have a specific policy, practice, or formula regarding the allocation of total direct compensation to equity awards. Instead, the amount of equity awards were based upon the Compensation Committee’s subjective judgment and discretion as to (i) the competitiveness of the named executive officers’ equity incentive awards and total direct compensation for 2014 and (ii) appropriate levels of retention incentives.

As discussed above, we typically grant equity incentive awards to our employees, including the named executive officers, on March 15th of each year. However, we may grant equity incentive awards at other times during the year for legitimate business purposes, including, without limitation, upon employment of new hires. The Compensation Committee does not have a formal policy on timing equity awards in connection with the release of material nonpublic information to affect the value of compensation. Notwithstanding the foregoing, in the event that material nonpublic information becomes known to the Compensation Committee prior to granting equity awards, the Compensation Committee will take such information under advisement and make an assessment in its business judgment after consultation with our executives and counsel whether to delay the grant of the equity awards in order to avoid any potential impropriety.

The Board of Directors believes that executive officers should own and hold our Common Stock to further align their interests and actions with the interests of our shareholders. Therefore, the Board of Directors adopted stock ownership guidelines for our executive officers in 2009, which were amended February 23, 2015. Pursuant to the revised guidelines, our Chief Executive Officer is expected to own and hold shares of our Common Stock equal to five (5) times the value of his base salary and our other executive officers are expected to own and hold shares of our Common Stock equal to two (2) times the value of each of their respective base salaries. Each current executive officer was given five (5) years to comply with these stock ownership guidelines from the date they were first appointed an executive officer and any new executive officers will be given five (5) years from the date they are first appointed as an executive officer to comply, while any executive officer who is promoted to Chief Executive Officer would have five (5) years from the date of such promotion to comply. Until the stock ownership guideline is achieved, each executive officer is encouraged to retain at least 75% of net shares obtained through the Company’s stock incentive plans. “Net shares” are the number of shares realized from the sale of stock options or the vesting of restricted stock and RSUs, less the number of shares the executive officer sells or has withheld to cover any exercise price and tax withholding obligations. As of December 31, 2014, each of the named executive officers was either in compliance with or on target to meet the above stock ownership guidelines.

Employee Benefits and Other Perquisites

General

The named executive officers are eligible to participate in our flexible benefits plans that are generally available to all employees. Under these plans, employees are entitled to medical, dental, vision, short-term and long-term disability, life insurance and other similar benefits. Additionally, employees are entitled to vacation, sick leave and other paid holidays. The Compensation Committee believes that the Company’s commitment to provide these benefits recognizes that the health and well-being of its employees contribute directly to a productive and successful work life that enhances results for the Company and our shareholders.

401(k) Plan

We maintain a 401(k) plan for all of our employees, including the named executive officers, as a source of retirement income. Each employee who has completed 90 days of continuous service is eligible to participate in the 401(k) plan. Employees may contribute from 1% to 50% of their total gross compensation, up to a maximum dollar amount established in accordance with Section 401(k) of the Internal Revenue Code. However, certain higher paid employees are limited to a maximum contribution of 15% of their total gross compensation. Between March 10, 2009, and April 1, 2010, we temporarily suspended our Company matching program under the 401(k) plan. Over the last few years, we have gradually reinstated our matching program. Effective January 1, 2011, for the first 10% of an employee’s contribution, we contributed an amount equal to 15% of the employees’ contributions for those employees with less than five years of service and an amount equal to 30% of the employees’ contributions for those employees with more than five years of service. Effective February 1, 2012, for the first 10% of an employee’s contribution, we contributed an amount equal to 20% of the employees’ contributions for those employees with less than five years of service and an amount equal to 40% of the employees’ contributions for those employees with more than five years of service. This 401(k) matching policy applies to all of our employees, including the named executive officers. For further information on the named executive officers’ participation in the 401(k) plan, please refer to the 2014 Summary Compensation Table contained in this proxy statement.

Deferred Compensation Plan

Beginning with compensation earned in 2011, certain highly compensated employees, which included the named executive officers, and the directors of the Company were eligible to participate in the Rush Enterprises, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, participants may elect to defer payment of a portion of their annual compensation. Payment of amounts deferred under the Deferred Compensation Plan is made upon the occurrence of specified payment events. For further discussion of the Deferred Compensation Plan, see the “2014 Nonqualified Deferred Compensation Table” below.

Employee Stock Purchase Plan

We have an Employee Stock Purchase Plan that allows, generally, all employees, including the named executive officers, to contribute up to 10% of their base earnings toward the semi-annual purchase of our Class A Common Stock. An employee’s purchase price is 85% of the lesser of the closing price of the Class A Common Stock on the first business day or the last business day of the semi-annual offering period, as reported by the NASDAQ ® Global Select Market. Employees may purchase shares having a fair market value of up to $25,000 (measured as of the first day of each semi-annual offering period) each calendar year.

Perquisites

The named executive officers also receive various perquisites, including one or more of the following:

●	Annual physical;

●	Automobile and gasoline allowances;

●	Reserved parking;

●	Long-term disability insurance; and

●	Rewards points earned from purchases made using Company credit cards.

In addition to the perquisites above, W.M. “Rusty” Rush is (i) provided automobile insurance under the Company’s fleet insurance policy, (ii) allowed personal use of the Company’s ranch when it is not being used for Company business, (iii) permitted to use Company-owned aircraft for personal air travel to the extent it is not otherwise being used for Company business, and (iv) provided term life insurance, the premiums of which are paid by the Company. The Company pays the premiums on W.M. “Rusty” Rush’s medical, dental and vision insurance. The Company also provides W.M. “Rusty” Rush with the use of a Company-owned automobile (in lieu of the above automobile allowance) and pays the premiums on a universal whole life insurance policy on which W.M. “Rusty” Rush is named the sole beneficiary and which covers the life of W. Marvin Rush. The purpose of this policy is to allow W.M. “Rusty” Rush to pay a portion of the estate taxes on his father’s estate in the event of his father's death to decrease the risk of W.M. “Rusty” Rush being forced to sell shares of the Company's Common Stock to pay such estate taxes.

The Compensation Committee believes that providing W.M. “Rusty” Rush these additional benefits provide a more tangible incentive than an equivalent amount of cash compensation. Other named executive officers may also be permitted to use Company-owned aircraft for personal air travel to the extent it is not otherwise being used for Company business.

The Compensation Committee has decided to offer the above benefits in order to attract and retain the named executive officers. In determining the named executive officers’ total direct compensation, the Compensation Committee considers these benefits. For further discussion of these employee benefits and other perquisites, including the methodology for computing their costs, please refer to the 2014 Summary Compensation Table.

Indemnity Agreements

We have entered into indemnity agreements with all of our directors and certain of our executive officers. These agreements provide that we will, to the extent permitted by applicable law, indemnify the officer or director against expenses and liabilities incurred in connection with their service to us. Additionally, the indemnity agreements require that we maintain director and officer liability insurance.

Tax Treatment

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation the Company may deduct for federal income tax purposes in any one year with respect to certain of our senior executives. However, compensation that is performance-based is excluded from this $1,000,000 limitation and is deductible by us.

In formulating the executive compensation program, the Compensation Committee gives consideration to the anticipated tax treatment to the Company and to the named executive officers of various payments and benefits. However, the Compensation Committee also considers other factors that, depending upon the circumstances, may outweigh tax considerations. Accordingly, the Compensation Committee may approve and authorize compensation that is not tax deductible under Section 162(m) of the Code.

Executive Compensation

2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)		Total ($)
W.M. "Rusty" Rush,	2014	1,255,836	1,900,000	927,360	713,700	-	177,767	(6)	4,974,663
President and Chief	2013	1,100,016	1,300,000	652,500	475,699	-	199,785		3,728,000
Executive Officer	2012	1,100,016	1,500,000	352,200	821,558	-	164,879		3,938,653
Steven L. Keller,	2014	356,400	301,000	247,296	190,320	-	30,605	(7)	1,125,621
Senior Vice President, Chief	2013	334,800	250,000	174,000	126,853	-	30,957		916,610
Financial Officer and Treasurer	2012	324,000	225,000	93,920	219,082	-	26,273		888,275
Martin A. Naegelin, Jr.,	2014	459,778	338,000	309,120	237,900	-	28,385	(8)	1,373,183
Executive Vice President	2013	431,659	260,000	261,000	190,280	-	32,307		1,175,246
	2012	417,600	274,000	140,880	328,623	-	34,522		1,195,625
David C. Orf	2014	382,800	305,000	262,237	201,819	-	26,759	(9)	1,178,615
Senior Vice President – Fleets	2013	359,600	225,000	186,615	136,050	-	26,812		934,077
and Specialized Equipment	2012	348,000	238,000	100,729	234,965	-	24,772		946,466
Michael J. McRoberts	2014	386,050	343,000	247,296	190,320	-	34,440	(10)	1,201,106
Senior Vice President – Dealer	2013	357,850	495,000	391,500	126,853		17,026		1,388,229
Operations	2012

(1)

For Messrs. W.M. “Rusty” Rush, Keller, Naegelin and Orf, (a) the 2014 amounts reflect the cash performance bonuses paid in 2015, which were based upon 2014 performance; (b) the 2013 amounts reflect the cash performance bonuses paid in 2014, which were based upon 2013 performance; and (c) the 2012 amounts reflect the cash performance bonuses paid in 2013, which were based upon 2012 performance. For Mr. McRoberts, (a) the 2014 amount reflects the cash performance bonus paid in 2015, which was based upon 2014 performance; and (b) the 2013 amount reflects the aggregate of (i) a $245,000 cash performance bonus paid in 2014, which was based upon 2013 performance and (ii) a $250,000 cash promotion bonus in connection with his promotion to Senior Vice President – Dealer Operations, which occurred in March 2013.

(2)

For 2014, the amounts reflect the aggregate grant date fair value of the Class B RSU awards granted in 2014, computed in accordance with ASC 718, except no assumptions for forfeitures were included. For 2013, these amounts reflect the aggregate grant date fair value of the Class B RSU awards granted in 2013, computed in accordance with ASC 718, except no assumptions for forfeitures were included. For 2012, these amounts reflect the aggregate grant date fair value of the Class A RSU awards granted in 2012, computed in accordance with ASC 718, except no assumptions for forfeitures were included. The assumptions used in the valuation of the Class A and Class B RSU awards are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2014 Annual Report on Form 10-K, filed with the SEC on March 2, 2015. The grant date fair value of the Class A and Class B RSU awards is based on the closing market price of the Class A Common Stock on the grant date as quoted on the NASDAQ® Global Select Market. All Class A and Class B RSU awards were granted under the 2007 Long-Term Incentive Plan.

(3)

These amounts reflect the aggregate grant date fair value of the Class A stock options granted in the respective year, computed in accordance with ASC 718, except no assumptions for forfeitures were included. The assumptions used in the valuation of the Class A stock options are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2014 Annual Report on Form 10-K, filed with the SEC on March 2, 2015. All stock options were granted under the 2007 Long-Term Incentive Plan.

(4)	There were no above-market or preferential earnings on deferred compensation under the Company's Deferred Compensation Plan.

(5)

The value of perquisites and other personal benefits reported in a named executive officer’s Form W-2 may not necessarily reflect the value reported in this column, due to applicable Internal Revenue Service guidelines.

The incremental cost of personal use of Company-owned aircraft by a named executive officer is calculated based upon the Company’s direct operating cost. This methodology calculates the incremental costs based on the average weighted cost of fuel, aircraft maintenance, landing fees, trip-related hangar and parking costs, and similar variable costs. Because the aircraft is used primarily for business travel, the methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase cost of the aircraft and non-trip related hangar expenses. On certain occasions, an executive’s spouse or other family members may accompany the executive on a flight. No additional direct operating cost is incurred in such situations under the foregoing methodology.

The incremental cost of personal use of the Company’s ranch by a named executive officer is calculated based upon an estimated nightly room and board charge of $60.00 per person for the named executive officer and his guests, if any, and the costs assigned to any game killed by the named executive officer or his guests.

The value of rewards points earned by a named executive officer from purchases using Company credit cards is calculated by multiplying the number of points received by such named executive officer by $.005, which is the rate that participants in American Express’s® Membership Rewards Program® may redeem points for gift cards. American Express® will redeem 20,000 points in exchange for a $100 gift card.

The value of all other perquisites is based upon the Company’s actual costs. The Company did not reimburse its named executive officers for income taxes imputed to them for receipt of the above perquisites and other benefits.

(6)

This amount reflects (a) the cost of term life insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush totaling $6,000; (b) the cost of long-term disability insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush; (c) the cost of medical, dental and vision insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush; (d) the incremental cost of personal use of a Company-owned automobile; (e) a gas allowance; (f) automobile insurance; (g) the incremental cost of personal use of the Company’s ranch totaling $46,160; (h) the cost of universal whole life insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush totaling $51,774; (i) the incremental cost of personal use of the Company-owned aircraft; (j) the cost of an annual physical; (k) a cell phone allowance; and (l) matching contributions to the Company’s 401(k) plan totaling $7,000. The universal whole life insurance policy is on the life of W. Marvin Rush, and W.M. “Rusty” Rush is the sole beneficiary. Additionally, W.M. “Rusty” Rush received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

The incremental cost of personal use of a Company-owned automobile is equal to the depreciation amount recognized by the Company for the vehicle used by W.M. “Rusty” Rush in 2014.

(7)

This amount reflects (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Keller; (b) an automobile allowance; (c) a gas allowance; (d) rewards points earned from purchases using Company credit cards; (e) a cell phone allowance; and (f) matching contributions to the Company’s 401(k) plan totaling $7,000. Mr. Keller also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(8)

This amount reflects (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Naegelin; (b) rewards points earned from purchases using Company credit cards; (c) an automobile allowance; (d) a gas allowance; (e) a cell phone allowance; and (f) matching contributions to the Company’s 401(k) plan totaling $8,416. Mr. Naegelin also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(9)

This amount reflects (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Orf; (b) an automobile allowance; (c) a gas allowance; (d) rewards points earned from purchases using Company credit cards; (e) a cell phone allowance; and (f) matching contributions to the Company’s 401(k) plan totaling $9,200. Mr. Orf also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(10)

This amount reflects (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. McRoberts; (b) an automobile allowance; (c) a gas allowance; (d) rewards points earned from purchases using Company credit cards; (e) the cost of an annual physical; (f) a cell phone allowance; and (g) matching contributions to the Company’s 401(k) plan totaling $3,500. Mr. McRoberts also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

2014 Grants of Plan-Based Awards Table

Name	Grant Date(1)	Date of Compensation Committee Action(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number Of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
W.M. “Rusty” Rush	3/15/14	3/7/14	36,000			927,360
	3/15/14	3/7/14		45,000	30.27	713,700
Steven L. Keller	3/15/14	3/7/14	9,600			247,296
	3/15/14	3/7/14		12,000	30.27	190,320
Martin A. Naegelin, Jr.	3/15/14	3/7/14	12,000			309,120
	3/15/14	3/7/14		15,000	30.27	237,900
David C. Orf	3/15/14	3/7/14	10,180			262,237
	3/15/14	3/7/14		12,725	30.27	201,819
Michael J. McRoberts	3/15/14	3/7/14	9,600			247,296
	3/15/14	3/7/14		12,000	30.27	190,320

(1)

The “Grant Date” is the effective date of the respective equity awards and the “Date of Compensation Committee Action” is the date that the Compensation Committee approved the effective grant date and number of securities underlying the equity awards reported in the table.

(2)

The amounts reflect the annual Class B RSU awards and Class A stock options, as applicable, that were granted to the named executive officers under the 2007 Long-Term Incentive Plan in 2014. The stock options vest in one-third increments annually, beginning on the third anniversary of the grant date and have a term of ten years. The RSU awards vest in one-third increments beginning on the first anniversary of the grant date.

(3)	The exercise price of each Class A stock option is equal to the closing market price on the grant date of the Company’s Class A Common Stock as quoted on the NASDAQ® Global Select Market.

(4)

The amounts reflect the aggregate grant date fair value of the Class B RSU awards and Class A stock options, as applicable, that were granted in 2014, computed in accordance with ASC 718 (except no assumptions for forfeitures were included). The assumptions used in the valuation of the Class B RSU awards and Class A stock options are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2014 Annual Report on Form 10-K, filed with the SEC on March 2, 2015. The grant date fair value of the Class B RSU awards is based on the closing market price of the Class A Common Stock on the grant date as quoted on the NASDAQ® Global Select Market.

2014 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards(1)							Stock Awards
		Number of Securities Underlying Unexercised Options(#)		Number of Securities Underlying Unexercised Options(#)				Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
		Exercisable		Unexercisable
Name	Grant Date(2)	Class A Stock Options	Class B Stock Options	Class A Stock Options	Class B Stock Options	Option Exercise Price($)	Option Expiration Date
W.M. “Rusty” Rush	3/15/2005	45,000				10.51	3/15/2015
	3/15/2006	45,000				12.91	3/15/2016
	3/15/2007	75,000				12.77	3/15/2017
	3/14/2008	50,000				15.52	3/15/2018
	3/13/2009	75,000				7.67	3/15/2019
	3/15/2010	50,003		24,997		12.50	3/15/2020
	3/15/2011	25,005		49,995		18.74	3/15/2021
	3/15/2012			75,000		23.48	3/15/2022
	3/15/2012							5,000	160,250
	3/15/2013			37,500		25.70	3/15/2023
	3/15/2013							20,000	563,200
	3/15/2014			45,000		30.27	3/15/2024
	3/15/2014							36,000	1,013,760
Steven L. Keller	3/15/2005	3,750				10.51	3/15/2015
	3/15/2006	3,750				12.91	3/15/2016
	3/15/2007	4,125				12.77	3/15/2017
	3/14/2008	5,100				15.52	3/15/2018
	3/13/2009	12,000				7.67	3/15/2019
	3/15/2010	12,001		5,999		12.50	3/15/2020
	3/15/2011	6,668		13,332		18.74	3/15/2021
	3/15/2012			20,000		23.48	3/15/2022
	3/15/2012							1,333	42,723
	3/15/2013			10,000		25.70	3/15/2023
	3/15/2013							5,333	150,177
	3/15/2014			12,000		30.27	3/15/2024
	3/15/2014							9,600	270,336
Martin A. Naegelin, Jr.	3/15/2010			9,999		12.50	3/15/2020
	3/15/2011			19,998		18.74	3/15/2021
	3/15/2012			30,000		23.48	3/15/2022
	3/15/2012							2,000	64,100
	3/15/2013			15,000		25.70	3/15/2023
	3/15/2013							8,000	225,280
	3/15/2014			15,000		30.27	3/15/2024
	3/15/2014							12,000	337,920
David C. Orf	3/15/2006	19,312				12.91	3/15/2016
	3/15/2007	21,225				12.77	3/15/2017
	3/14/2008	14,300				15.52	3/15/2018
	3/13/2009	21,450				7.67	3/15/2019
	3/15/2010	14,301		7,149		12.50	3/15/2020
	3/15/2011	7,151		14,299		18.74	3/15/2021
	3/15/2012			21,450		23.48	3/15/2022
	3/15/2012							1,430	45,832
	3/15/2013			10,725		25.70	3/15/2023
	3/15/2013							5,720	161,075
	3/15/2014			12,725
	3/15/2014							10,180	286,669

Michael J. McRoberts	3/15/2012	10,000	23.48	3/15/2022
	3/15/2012				667	21,377
	3/15/2013	10,000	25.70	3/15/2023
	3/15/2013				12,000	337,920
	3/15/2014	12,000	30.27	3/15/2024
	3/15/2014				9,600	270,336

(1)	To the extent applicable, all stock options and exercise prices reported in the table have been adjusted for the 3-for-2 stock split effected on October 10, 2007.

(2)

For better understanding of the table, an additional column showing the grant date of the equity awards has been included. All stock options vest in one-third increments annually, beginning on the third anniversary of the grant date and have a term of ten years. All RSU awards and restricted stocks awards vest in one-third increments beginning on the first anniversary of the grant date.

(3)

With respect to stock awards made on or after March 15, 2011, amounts reflect RSU awards. For 2011 and 2012, the Company granted the named executive officers RSU awards covering Class A Common Stock and for 2013 and 2014, the Company granted the named executive officers RSU awards covering Class B Common Stock.

(4)

The market value of Class A RSU awards is determined using the closing market price of $32.05 per share as quoted on the NASDAQ® Global Select Market for our Class A Common Stock on December 31, 2014. The market value of Class B RSU awards is determined using the closing market price of $28.16 per share as quoted on the NASDAQ® Global Select Market for our Class B Common Stock on December 31, 2014. The amounts reflected are not necessarily indicative of the amounts that may be realized by our named executive officers.

2014 Option Exercises and Stock Vested Table

The following table sets forth information regarding the number and value of stock options exercised and RSU awards that vested during 2014 for our named executives.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise(1) ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
W.M. “Rusty” Rush(3)	—	30,000	—	501,690	20,000	560,300
Steven L. Keller(4)	2,625	—	55,397	—	5,334	149,432
Martin A. Naegelin, Jr. (5)	143,003	—	2,859,028	—	8,000	224,120
David C. Orf	—	—	—	—	4,290	110,253
Michael J. McRoberts	—	—	—	—	6,666	174,720

(1)

The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our respective class of Common Stock. The market price is equal to the sale price of our Class A Common Stock and Class B Common Stock, as applicable, on the date of exercise.

(2)

The value realized on the vesting of the Class A RSU awards and the Class B RSU awards is equal to the number of shares of stock covered by the applicable award that vested multiplied by the closing sale price of our Class A Common Stock or Class B Common Stock, as applicable, as quoted on the NASDAQ® Global Select Market on the applicable vesting date.

(3)

W.M. “Rusty” Rush elected to defer his RSU awards granted in 2011, 2012 and 2013 under the Deferred Compensation Plan. During 2014, 20,000 of the deferred RSU awards vested at a value of $560,300 which has been included in the number of shares acquired on vesting and the value realized on vesting.

(4)

Steven L. Keller elected to defer his RSU awards granted in 2011, 2012 and 2013 under the Deferred Compensation Plan. During 2014, 5,334 of the deferred RSU awards vested at a value of $149,432 which has been included in the number of shares acquired on vesting and the value realized on vesting.

(5)

Martin A. Naegelin, Jr. elected to defer his RSU awards granted in 2011, 2012 and 2013 under the Deferred Compensation Plan. During 2014, 8,000 of the deferred RSU awards vested at a value of $224,120 which has been included in the number of shares acquired on vesting and the value realized on vesting.

2014 Equity Compensation Plan Information

The Equity Compensation Plan Information Table provides information as of December 31, 2014 with respect to shares of Class A and Class B Common Stock that may be issued under our existing equity compensation plans, including the 2006 Non-Employee Director Stock Plan and the 2007 Long-Term Incentive Plan.

Class A Common Stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2014 (a)	Weighted-average exercise price of outstanding options, warrants and rights as of December 31, 2014 (b)	Number of securities remaining available for future issuance under equity compensation plans as of December 31, 2014 (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,240,471	$19.20	2,023,702
Equity compensation plans not approved by security holders	–	–	–
Total	3,240,471		2,023,702(1)

(1)	Includes 2,023,702 shares that may be issued in the form of restricted stock under the 2006 Non-Employee Director Stock Plan and the 2007 Long-Term Incentive Plan.

Class B Common Stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2014 (a)	Weighted-average exercise price of outstanding options, warrants and rights as of December 31, 2014 (b)	Number of securities remaining available for future issuance under equity compensation plans as of December 31, 2014 (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	344,855	$0.00	1,012,895
Equity compensation plans not approved by security holders	–	–	–
Total	344,855		1,012,895(1)

(1)	Includes 1,012,895 shares that may be issued in the form of restricted stock under the 2007 Long-Term Incentive Plan.

2014 Nonqualified Deferred Compensation

The following table sets forth information regarding nonqualified deferred compensation at December 31, 2014.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
W.M. “Rusty” Rush	560,300	—	85,837	—	1,216,536
Steven L. Keller	192,179	—	30,579	—	429,444
Martin A. Naegelin, Jr.	257,193	—	35,488	—	535,235
David C. Orf	—	—	—	—	—
Michael J. McRoberts	—	—	—	—	—

(1)

The amounts reflected in this column reflect the value of the amounts deferred in 2014 and the value of the RSUs that vested in 2014 on the date of vesting. The following amounts of executive contributions have been reported in the current year Summary Compensation Table.

Named Executive Officer

W.M. “Rusty” Rush	—
Steven L. Keller	$42,747
Martin A. Naegelin, Jr.	$33,073
David C. Orf	—
Michael J. McRoberts	—

(2)

The amounts reflected in this column represent the net amounts credited to the Deferred Compensation Plan accounts of the respective named executive officer as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the 2014 Summary Compensation Table.

(3)

The amounts reflected in this column include the value of vested RSUs on December 31, 2014. The following amounts of the aggregated balance were reported in the Summary Compensation Table covering fiscal years 2012-2014.

Named Executive Officer

W.M. “Rusty” Rush	$100,000
Steven L. Keller	$110,234
Martin A. Naegelin, Jr.	$86,731
David C. Orf	—
Michael J. McRoberts	—

Certain highly compensated employees, which include the named executive officers and the directors of the Company, are eligible to participate in the Deferred Compensation Plan. Under the Deferred Compensation Plan, participants may elect to defer payment of a portion of their annual compensation (including, as applicable, salary, cash bonuses, RSUs granted by the Company under the Company’s 2007 Long-Term Incentive Plan, dividend equivalents paid on any RSUs granted under the 2007 Long-Term Incentive Plan, and director fees), subject to any satisfaction of other withholding requirements and any limitations set by the Company. All amounts deferred under the Deferred Compensation Plan by a participant are fully and immediately vested.

The Deferred Compensation Plan is designed to allow participants an opportunity to defer income they are not able to defer under the Company’s 401(k) plan because of certain limitations under the Internal Revenue Code that apply to 401(k) plans. Although it never has, the Company can make employer contributions to the accounts of Deferred Compensation Plan participants similar to the contributions it makes under the Company’s 401(k) plan, such as matching and profit sharing contributions. Any matching contributions would be immediately vested. Other types of Company contributions generally vest evenly over five years of service (vesting is accelerated upon death, disability, or retirement). All of the listed officers, except for Mr. McRoberts, would be fully vested in Company contributions under the Deferred Compensation Plan because they each have over five years of service.

The Company does not provide a guaranteed rate of return on amounts deferred under the Deferred Compensation Plan. The amount of earnings credited to a participant’s account depends on the investment elections selected by the participant and any dividends applied to RSUs. The Deferred Compensation Plan offers on a notional basis similar investment choices as the Company’s 401(k) plan. Participants can make changes to their investment elections at any time, subject to any limitations set by the plan’s administrator. Dividends on RSUs are based on dividends paid with respect to the Company’s Common Stock, if any.

Participants receive distributions in either lump sums or installments upon death, disability, separation from service, or at a preselected date, all subject to the election and distribution provisions of the Deferred Compensation Plan. Participants may receive a distribution at an earlier date under specific circumstances, such as the occurrence of an unforeseeable emergency. Each participant is an unsecured creditor of the Company with respect to payment of the participant’s accounts under the Deferred Compensation Plan. Subject to certain limitations, the Company reserves the right to amend or terminate the Deferred Compensation Plan.

Severance and Change in Control Arrangements

Executive Transition Plan

On July 23, 2008, the Board of Directors of the Company, acting on the recommendation of the Company’s Compensation Committee, adopted the Rush Enterprises, Inc. Executive Transition Plan (the “Transition Plan”).  In general, the Transition Plan is designed to provide certain protections to key employees, including the named executive officers, in the event their employment is involuntarily terminated, including in connection with a “Change in Control” (as defined below) of the Company. The protections provided by the Transition Plan are intended to (a) alleviate personal uncertainties that arise in connection with certain business exigencies, including a Change in Control of the Company, thereby allowing key employees to focus their attention and energy on the Company’s business without distractions, which assists in the Company maximizing shareholder value, (b) provide greater retention rates among key employees, and (c) assist the Company in recruiting qualified personnel to fill key positions within the Company in the future.

The Transition Plan replaced the named executive officers’ existing employment agreements with the Company.   As a condition to the named executive officers participating in the Transition Plan, each named executive officer agreed to terminate any existing employment agreement with the Company. The Transition Plan was intended to provide benefits that were substantially similar to the named executive officers’ prior employment agreements, including change in control and severance arrangements. Another objective of the Transition Plan was to standardize the change in control and severance benefits provided to the executive officers and other key employees of the Company. The Compensation Committee considered the reasonableness of the change in control and severance arrangements prior to the implementation of the Transition Plan and deemed such terms reasonable to achieve the underlying purposes of the Transition Plan, including retaining and attracting qualified executives and other key employees.

In addition to the Company’s named executive officers, other executive officers and key employees participate in the Transition Plan. Participants in the Transition Plan are designated by the Compensation Committee, in its sole discretion, as Level 1, Level 2, Level 3 or Level 4. The Compensation Committee determined the appropriate benefits levels of the named executive officers based on a variety of factors, including the officer’s position with the Company, number of years of employment with the Company and level of responsibility within the Company. The named executive officers were selected to participate in the Transition Plan at the following levels:

Level
W.M. “Rusty” Rush	1
Martin A. Naegelin, Jr.	2
David C. Orf	2
Steven L. Keller	2
Michael J. McRoberts	2

Participants, including the named executive officers, are entitled to severance benefits under the Transition Plan in the following two scenarios:

●	Involuntary Termination (as defined below) in conjunction with a Change in Control (as defined below) of the Company; and

●	Involuntary Termination absent a Change in Control of the Company.

Generally, the primary severance benefits payable to the named executive officers under the Transition Plan, based upon whether they are a Level 1 or Level 2 participant, are as follows:

	Level 1 participant		Level 2 participant
Severance Benefits (1)	Involuntary Termination (in conjunction with a Change in Control)	Involuntary Termination (absent a Change in Control)	Involuntary Termination (in conjunction with a Change in Control)	Involuntary Termination (absent a Change in Control)
Cash payments (2)	4 times base salary	4 times base salary	2 times base salary, plus 2 times highest annual cash bonus received in any of the previous 5 years	1 times base salary, plus ½ times annual cash bonus received in prior year
Acceleration of equity awards	Yes	No	Yes	No
Continuation of life and health insurance (3)	48 months or, if earlier, until eligible for such coverage with a successor employer	48 months or, if earlier, until eligible for such coverage with a successor employer	24 months or, if earlier, until eligible for such coverage with a successor employer	12 months or, if earlier, until eligible for such coverage with a successor employer
Entitled to tax gross-up payments(4)	Yes	Yes	Yes	Yes

(1)

All severance payments under the Transition Plan are subject to the participant’s continuing compliance with noncompetition, nonsolicitation and confidentiality covenants following his or her termination.  The term of the noncompetition and nonsolicitation covenant is 48 months for a Level 1 participant and up to 24 months for a Level 2 participant following termination, and the term of the confidentiality covenant is forever.  Upon breach of one or more of these covenants, the participant (a) is not entitled to any further severance benefits and (b) must reimburse the Company for any severance benefits he or she previously received, or the value thereof.

(2)

All cash payments due to a Level 1 participant are required to be paid in a single lump sum amount as soon as administratively practicable after the Level 1 participant’s Involuntary Termination, but in all cases, no later than two and one half months following the fiscal year in which the Level 1 participant is involuntarily terminated. Generally, all cash payments due to a Level 2 participant are required to be paid in equal monthly installments over a one-year period beginning with the first month following the month in which the Level 2 participant was involuntarily terminated.

(3)

If the continuation of health care coverage is not permitted by the Company’s group health plan or under applicable law, the Company will provide COBRA continuation coverage to such terminated participant and/or any spouse or dependents, at the Company’s sole expense, if and to the extent any of such persons elect and are entitled to receive COBRA continuation coverage.

(4)

If any payment or benefit (collectively, “Severance”) received or to be received by a named executive officer from the Company pursuant to the terms of the Transition Plan would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company shall pay the named executive officer an additional amount (the “Gross-Up Payment”) so that the net amount the named executive officer retains, after deduction of the excise tax on the Severance and any federal, state, and local income tax and the excise tax upon the Gross-Up Payment, and any interest, penalties, or additions to tax payable by a named executive officer with respect thereto, shall be equal to the total present value (using the applicable federal rate in such calculation) of the Severance at the time such Severance is to be paid. At its March 3, 2011, meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments. Consequently, Michael J. McRoberts is not entitled to any excise tax gross-up payments.

The Compensation Committee may terminate a participant’s participation in the Transition Plan upon 60 days prior written notice to the participant; provided that no participant’s participation in the Transition Plan may be terminated within two years after a Change in Control (as defined below) of the Company without the participant’s prior written consent.

These arrangements also provide for a tax gross-up payment in the event that any participant is subject to the excise tax imposed on certain excess parachute payments pursuant to Section 4999 of the Internal Revenue Code. The Compensation Committee included the tax gross-up provisions in the Transition Plan because many participants in the Transition Plan had existing employment agreements that included such provisions, and the Compensation Committee required each participant’s employment agreement to be terminated in order to participate in the Transition Plan. At its March 3, 2011, meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments. Consequently, Michael J. McRoberts is not entitled to any excise tax gross-up payments.

The change in control and severance payments and benefits due to the named executive officers under the Transition Plan were set in the Compensation Committee’s subjective judgment and discretion at levels substantially similar to what the named executive officers were entitled to receive in their previously existing employment agreements and not upon a formula-driven framework. The Compensation Committee evaluates the change in control and severance arrangements separately from the named executive officers’ individual pay components and total direct compensation. Consequently, the Compensation Committee did not consider the payout and benefit terms of the Transition Plan in approving the named executive officers’ individual pay components and total direct compensation levels in 2014.

Key definitions used in the Transition Plan include the following:

●     “Involuntary Termination” means termination of a participant’s employment with the Company (a) by the Company for any reason other than Cause (as defined below), death, or Disability (as defined below); or (b) by the participant for Good Reason (as defined below).

●     “Cause” means (a) a conviction or plea of guilty or nolo contendere to a felony or other crime involving moral turpitude; (b) a commission of fraud or a material act or omission involving dishonesty with respect to the Company, as reasonably determined by the Company’s Board of Directors; (c) willful failure or refusal to carry out the material responsibilities of the participant’s employment, as reasonably determined by the Company’s Board of Directors; or (d) gross negligence, willful misconduct, or engaging in a pattern of behavior that has had or is reasonably likely to have a significant adverse effect on the Company, as reasonably determined by the Company’s Board of Directors.

●     “Disability” means the inability of a participant to perform the material duties of his or her employment by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or is expected to last for a continuous period of at least 12 months, as determined by a duly licensed physician selected by the Compensation Committee.

●     “Good Reason” means (a) a diminution in the participant’s position, duties, responsibilities or authority or the assignment to the participant of duties or responsibilities that are materially inconsistent with his or her status or position; (b) a reduction in the participant’s annual base salary; (c) following a Change in Control (as defined below), a reduction in the participant’s target incentive award opportunities; (d) following a Change in Control, the relocation of the participant’s principal place of employment by more than 50 miles from the current location; (e) in connection with a Change in Control, a successor or acquiring company failing to assume the obligations of the Transition Plan; or (f) with respect to a Level 1 or Level 2 participant, following a Change in Control a Level 1 or Level 2 participant disagrees with the philosophy or policies of the successor or acquiring company. The Company has 30 days to cure any act or omission that the participant deems to constitute Good Reason.

●     “Change in Control” means the occurrence of any of the following: (a) any person (other than W. Marvin Rush, W.M. “Rusty” Rush and certain other exempted persons) becomes the beneficial owner of Company securities representing 40% or more of the combined voting power of the Company’s then outstanding voting securities; (b) Incumbent Directors (as defined below) cease for any reason to constitute a majority of the directors then serving; (c) the consummation of a merger or consolidation of the Company with any other entity; (d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or (e) any other transaction or event occurs that is resolved by the Company’s Board of Directors to be a “Change in Control” for purposes of the Transition Plan.

●     “Incumbent Director” means (a) any member of the Company’s Board of Directors on March 31, 2008, or (b) any individual appointed or elected to the Company’s Board of Directors after March 31, 2008, if their appointment or election is approved by at least two-thirds of the incumbent directors in office at the time of such approval or recommendation.

Long-Term Incentive Plans

Under the terms of the Company’s 2007 Long-Term Incentive Plan, the Company’s 1996 Long-Term Incentive Plan and the related forms of stock option agreements, restricted stock award agreements, and RSU award agreements, as applicable (collectively, “Incentive Plans”), unvested equity awards are subject to a modified vesting schedule upon the “Retirement” (as defined below), death or disability of a participant, including each named executive officer. Upon Retirement, a named executive officer’s unvested stock options, restricted stock awards and RSU awards will continue to vest pursuant to their respective vesting schedule for so long as such officer does not become an employee of a competitor of the Company. Upon death or disability, a named executive officer’s unvested stock options, restricted stock awards and RSU awards will immediately vest.

“Retirement” means an employee terminating his or her relationship with the Company following at least 10 years of service and after reaching the age of 60.

The table below quantifies the potential payments to the named executive officers upon termination of their employment, including termination following a Change in Control of the Company, pursuant to the terms of the Transition Plan and the Incentive Plans.

2014 Potential Payments Upon Termination(1)

Name	Benefit	Involuntary Termination absent a Change in Control ($)		Involuntary Termination upon a Change in Control ($)		Death/ Disability ($)		Retirement ($)
W.M. “Rusty” Rush	Cash payments	5,148,000	(2)	5,148,000	(2)	—		—
	Acceleration of equity awards	—		3,852,310	(3)	3,852,310	(3)	—
	Continuation of life and health insurance	279,156	(5)	279,156	(5)	—		—
	280G Gross-Up (6)	—		3,273,945		—		—
Total		5,427,156		12,553,411		3,852,310		—

Steven L. Keller	Cash payments	506,900	(7)	1,314,800	(8)	—		—
	Acceleration of equity awards	—		1,014,225	(3)	1,014,225	(3)	—
	Continuation of life and health insurance	16,947	(9)	33,894	(10)	—		—
	280G Gross-Up (6)	—		907,227		—		—
Total		523,847		3,270,146		1,014,225		—

Martin A. Naegelin, Jr.	Cash payments	628,600	(7)	1,595,200	(8)	—		—
	Acceleration of equity awards	—		1,468,004	(3)	1,468,004	(3)	—
	Continuation of life and health insurance	17,091	(9)	34,182	(10)	—		—
	280G Gross-Up (6)	—		—		—		—
Total		645,691		3,097,386		1,468,004		—

David C. Orf	Cash payments	535,300	(7)	1,375,600	(8)	—		—
	Acceleration of equity awards	—		1,098,239	(3)	1,098,239	(3)	1,098,239	(4)
	Continuation of life and health insurance	14,838	(9)	29,676	(10)	—		—
	280G Gross-Up (6)	—		896,767		—		—
Total		550,138		3,400,282		1,098,239		1,098,239

Michael J. McRoberts	Cash payments	557,550	(7)	1,458,100	(8)	—		—
	Acceleration of equity awards	—		800,193	(3)	800,193	(3)	—
	Continuation of life and health insurance	4,531	(9)	9,062	(10)	—		—
	280G Gross-Up (6)	—		—		—		—
Total		562,081		2,267,355		800,193		—

(1)

Amounts reflected in the table were calculated assuming a December 31, 2014, termination date, which was the last business day of the 2014 fiscal year. Each of the named executive officers listed in the above table is entitled to receive amounts earned during the term of his employment regardless of the manner in which he is terminated, including termination for Cause. These amounts include base salary, unused vacation pay and other benefits such named executive officer may be entitled to receive under applicable employee benefit plans, and are not reflected in the table. The table reflects only the additional compensation and benefits (collectively, “Additional Compensation”) the listed named executive officers are estimated to receive upon termination. The listed named executive officers are not entitled to any Additional Compensation in the event they are terminated for Cause. The actual amounts to be paid to an officer can only be determined at the time of his actual termination.

The term “Involuntary Termination” has the same meaning in this table as it does in the Transition Plan, which is set forth above.

(2)	The amount reflects four times the respective named executive officer’s current rate of base salary.

(3)

The amount reflects the value of accelerating the respective officer’s unvested equity awards upon termination, death or disability. This value is based upon the closing sale price of the Company’s Class A Common Stock and Class B Common Stock, as quoted on the NASDAQ® Global Select Market on December 31, 2014, of $32.05 and $28.16, respectively.

(4)

The amount reflects the value of unvested equity awards held by David C. Orf on December 31, 2014, that would generally continue to vest upon retirement in accordance with his original vesting schedule. This value is based upon the closing sale price of the Company’s Class A Common Stock and Class B Common Stock, as quoted on the NASDAQ® Global Select Market on December 31, 2014, of $32.05 and $28.16, respectively. The other named executive officers have not met the age limit to qualify for this benefit under the Incentive Plans.

(5)

The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 48 months. These estimated costs were based upon the Company’s actual costs in providing the benefits in 2014.

(6)

The Section 280G excise tax gross-up payment on an actual termination may differ based on factors such as timing of employment termination and payments, methodology for valuing stock options, future stock option exercises, changes in compensation, and reasonable compensation analyses the Company is required to make. At its March 3, 2011, meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments. Consequently, Michael J. McRoberts is not entitled to any Section 280G excise tax gross-up payment.

(7)	The amount reflects the sum of (a) the respective named executive officer’s current rate of base salary, and (b) one-half times his annual cash bonus received for the 2014 calendar year.

(8)

The amount reflects the sum of (a) two times the respective named executive officer’s current rate of base salary, and (b) two times his highest annual cash bonus received in any of the previous five years.

(9)

The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 12 months. These estimated costs were based upon the Company’s actual costs in providing the benefits in 2014.

(10)

The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 24 months. These estimated costs were based upon the Company’s actual costs in providing the benefits in 2014.

Compensation Committee Report

Notwithstanding anything to the contrary in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Compensation Committee shall not be incorporated by reference into any such filings and shall not be deemed soliciting material or filed under such Acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors

James C. Underwood, Chairman

Thomas A. Akin

Raymond J. Chess

Dr. Kennon H. Guglielmo

Director Compensation

The Board of Directors, upon the recommendation of the Compensation Committee, approves annual compensation for nonemployee directors. In approving nonemployee director compensation, the Compensation Committee considers the amount of time that directors spend in fulfilling their duties to the Company, as well as the skill level required of Board members. The Company’s executive officers do not make recommendations regarding the compensation of Messrs. W. Marvin Rush, Marshall, Akin, Underwood, Chess, Cary and Dr. Guglielmo.

The Company’s 2014 nonemployee director compensation structure, described in more detail below, consisted of (a) cash compensation in the form of annual retainer(s) and meeting fees, (b) equity compensation in the form of stock awards of the Company’s Class A Common Stock, and (c) use of a Company-owned and insured automobile by the nonemployee directors.

2014 Annual Retainer and Meeting Fees

The 2014 annual retainer and meeting fees were as follows:

●	Each nonemployee director received an annual retainer of $60,000 for service on the Board of Directors;

●	The Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee each received an additional annual retainer of $5,000;

●	The Chairman of the Audit Committee received an additional annual retainer of $15,000;

Stock Awards

Messrs. W. Marvin Rush, Akin, Szczepanski and Marshall each received an outright grant of 3,877 shares of the Company’s Class A Common Stock, with a grant date fair value of approximately $125,000. Mr. Underwood elected to receive, in lieu of an outright grant of 3,877 shares of the Company’s Class A Common Stock, an outright grant of 2,326 shares of the Company’s Class A Common Stock with a grant date fair value of approximately $75,000 and $50,000 cash. Mr. Chess elected to receive, in in lieu of an outright grant of 3,877 shares of the Company’s Class A Common Stock, an outright grant of 3,101 shares of the Company’s Class A Common Stock with a grant date fair value of approximately $100,000 and $25,000 cash. In lieu of such stock award, any non-employee director may elect to receive an RSU award covering $125,000 of Class A Common Stock so that the non-employee director may defer such RSU award under the Company’s Deferred Compensation Plan as further discussed below. The stock awards and RSU awards, if any, are granted under the Amended and Restated Rush Enterprises, Inc. 2006 Nonemployee Director Stock Plan.

Company Vehicle

In 2014, each nonemployee director, other than W. Marvin Rush, was granted use of a vehicle that was owned and insured by the Company. W. Marvin Rush elected to receive a cash allowance of $1,500 per month in lieu of using a Company vehicle during 2014. In addition, the Company provided insurance for Mr. W. Marvin Rush’s vehicle.

Deferred Compensation Plan

Beginning with compensation earned in 2011, nonemployee directors of the Company were eligible to participate in the Rush Enterprises, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, participants may elect to defer payment of a portion of their director fees and RSU awards. The Company does not provide a guaranteed rate of return on amounts deferred under the Deferred Compensation Plan. The amount of earnings credited to a participant’s account depends on the investment elections selected by the participant and any dividends applied to RSUs. The Deferred Compensation Plan offers on a notional basis similar investment choices as the Company’s 401(k) plan. Payment of amounts deferred under the Deferred Compensation Plan is made upon the occurrence of specified payment events. As of December 31, 2014, Mr. Akin has elected to defer an aggregate of 6,206 RSUs under the plan since the plan’s inception in 2011. For further discussion of the Deferred Compensation Plan, see the narrative section of the “2014 Nonqualified Deferred Compensation” table set forth above.

The following table provides information of compensation paid to our nonemployee directors who served during 2014:

2014 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All other Compensation ($)(4)		Total ($)
W.M. “Rusty” Rush(5)	—	—	—	—		—
W. Marvin Rush	60,000	124,994	—	319,377	(6)	504,371
Harold D. Marshall	60,000	124,994	—	20,469		205,463
Thomas A. Akin	75,000	124,994	—	16,079		216,073
James C. Underwood	115,000	74,984	—	19,076		209,060
Gerald R. Szczepanski	65,000	124,994	—	14,973		204,967
Raymond J. Chess	85,000	99,976	—	19,026		204,002
William H. Cary(7)	—	—	—	—		—
Dr. Kennon H. Guglielmo(7)	—	—	—	—		—

(1)

This amount reflects the annual retainer and additional retainers for directors who chair a Board committee (collectively, “Director Fees”), and any cash received in exchange for fractional shares relating to the nonemployee director’s annual stock award. Nonemployee directors may defer all or a part of their Director Fees under the Deferred Compensation Plan In 2014, Messrs. Akin and Chess elected to defer an aggregate of $37,500 and $60,000, respectively, of their retainers under the Deferred Compensation Plan.

(2)

These amounts reflect the aggregate grant date fair value of the Class A stock awards and RSU awards, as applicable, granted in 2014 computed in accordance with ASC 718, except no assumptions for forfeitures were included. The grant date fair value of the Class A stock awards and RSU awards is based on the closing market price of the Class A Common Stock on the grant date as quoted on the NASDAQ® Global Select Market. As of December 31, 2014, Mr. Akin held 90,000 Class A stock options, of which 30,000 were exercised on February 17, 2015. Messrs. Underwood, Marshall, Szczepanski, Chess, Cary and Dr. Guglielmo do not hold options to purchase shares of the Company’s stock.

(3)

There were no above-market or preferential earnings on deferred compensation under the Company's Deferred Compensation Plan. Mr. Akin and Mr. Chess are the only nonemployee directors who have participated in the Deferred Compensation Plan since its inception in 2011.

(4)

Except with respect to Mr. W. Marvin Rush, these amounts reflect (a) the incremental cost of personal use of a Company-owned vehicle during 2014 for Messrs. Marshall, Akin, Underwood and Szczepanski, which is equal to the depreciation expense recognized by the Company for the automobile in 2014, and (b) the direct costs of automobile insurance under an executive fleet insurance policy for Messrs. W. Marvin Rush, Marshall, Akin, Underwood and Szczepanski.

(5)

Only nonemployee directors are eligible to receive compensation for their service as a director of the Company. Accordingly, W.M. “Rusty” Rush, the Company’s Chairman of the Board, President and Chief Executive Officer, is not entitled to any director compensation. See the 2014 Summary Compensation Table for a discussion of W.M. “Rusty” Rush’s 2014 compensation.

(6)

In addition to the $1,500 per month automobile allowance and the direct cost of automobile insurance under an Executive Fleet insurance policy, the total of which for both was $21,338, the Company also provided other compensation in the amount of $298,039 pursuant to the terms of the Retirement and Transition Agreement that Mr. W. Marvin Rush and the Company entered into in May 2013, the terms of which were previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2013. The $298,039 was comprised of (a) the $200,000 annual retirement payment; (b) personal use of the Company-owned ranch valued at $30,780; (c) personal use of the Company’s aircraft valued at $41,715; and (d) certain insurance premiums valued at $25,544. Mr. W. Marvin Rush also continued to receive certain benefits from the Company in 2014 pursuant to the terms of the Retirement and Transition Agreement that were not allocated a dollar value because they were included in the payment made to him in June 2013. Such benefits included (a) continued participation in the Company’s group health plan; (b) personal services performed by certain employees of the Company, but all costs related to these employees was reimbursed by him to the Company; (c) the maintenance, repair, continued service or replacement of the security, telecommunications and computer equipment at his personal residence; and (d) office space at the Company’s headquarters for his use, together with the use of an administrative assistant.

(7)	Mr. Cary and Dr. Guglielmo were appointed to the Board on January 1, 2015, and therefore did not receive any director compensation in 2014.

2015 Annual Retainers

On March 31, 2015, the Compensation Committee recommended, and the Board of Directors approved, a change in the annual compensation of the Company’s nonemployee directors. Effective January 1, 2016, the Company will no longer provide the use of a Company-owned and insured vehicle or a vehicle allowance and vehicle insurance to the nonemployee directors. Any nonemployee director who possesses a vehicle owned and insured by the Company may elect to retain the vehicle until December 31, 2015 and receive a retainer of $60,000 for their service to the Company in 2015. Any nonemployee director who possesses a vehicle owned and insured by the Company may elect to purchase the vehicle on March 31, 2015 and receive a retainer of $78,750 for their service to the Company in 2015. Mr. Cary and Dr. Guglielmo will each receive a retainer of $85,000 and will not receive the use of a Company-owned and insured vehicle or a vehicle allowance and vehicle insurance for their service to the Company in 2015. In addition to the benefits the Company is obligated to provide pursuant to the terms of his Retirement and Transition Agreement with the Company, Mr. W. Marvin Rush will receive a retainer of $80,500 for his service to the Company in 2015 and effective March 31, 2015, will no longer receive a $1,500 per month vehicle allowance. The remainder of the nonemployee director compensation elements will remain unchanged.

Audit Committee Report

Notwithstanding anything to the contrary in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not be deemed soliciting material or filed under such Acts.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is primarily responsible for the Company’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee’s function is not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the Company’s registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has completed the following:

●	Reviewed and discussed the audited financial statements with management;

●

Discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”);

●

Received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence; and

●

Based on the review and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

Audit Committee of the Board of Directors

Thomas A. Akin, Chairman

James C. Underwood

Ray Chess
William H. Cary
Dr. Kennon H. Guglielmo

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has a policy that provides for preapproval of audit, audit-related and non-audit services performed by the independent registered public accounting firm to ensure that the provision of non-audit services do not impair the independent registered public accounting firm’s independence. The Audit Committee will annually review and preapprove services (“General Preapproval”) that may be provided by the independent auditors without specific approval from the Audit Committee at the time such services are actually performed. Unless a type of service to be provided by the independent auditors receives General Preapproval, it requires specific approval of the Audit Committee before the independent auditors may commence such services. Any services that would exceed preapproved cost levels under the General Preapproval would similarly require specific approval of the Audit Committee before being performed at the higher cost level.

The following table presents fees for professional audit services rendered by EY for the audit of the Company’s annual financial statements for the years ended December 31, 2013, and December 31, 2014, and fees billed for other services rendered by EY during those periods. All of the fees presented below were approved by the Audit Committee.

Type of Fees	2013	2014
Audit Fees(1)	$480,000	$628,000
Audit-related Fees(2)	—	—
Tax Fees(3)	140,4500	213,830
All Other Fees(4)	—	—
Total	$620,450	$841,830

(1)

Audit fees consisted principally of professional services rendered in connection with the audit of the Company’s financial statements for the years ended December 31, 2013 and 2014, the reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q during the years ended December 31, 2013 and 2014, and fees related to the audits of the Company’s internal control over financial reporting.

(2)	There were no additional audit-related fees for professional services rendered by EY in 2013 and 2014 that are not reported under “Audit Fees.”

(3)	Tax fees consisted principally of professional services rendered for tax compliance and reporting.

(4)	There are no fees for products and services rendered by EY in 2013 and 2014 other than the services reported under “Audit Fees” and “Tax Fees.”

The Audit Committee has considered whether the non-audit services provided by EY, including the services rendered in connection with tax compliance and reporting, were compatible with maintaining EY’s independence and has determined that the nature and substance of the limited non-audit services did not impair the status of EY as the Company’s independent registered public accounting firm.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership on Forms 3, 4 and 5 with the SEC. These reporting persons are required by the SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on review of the Section 16(a) forms received by the Company, or written representations from reporting persons that no such forms were required to be filed, as applicable, the Company believes that the reporting persons complied with all of the Section 16(a) filing requirements during the 2014 fiscal year.

Certain Relationships and Related Transactions

A subsidiary of the Company leases office space to Texstar National Bank (“Texstar”). W. Marvin Rush, Chairman Emeritus and director; W.M. “Rusty” Rush, Chairman, President and Chief Executive Officer; and nonemployee directors, including Harold D. Marshall and Thomas A. Akin, own 59.35%, 1.41%, 1.49%, and 2.28, respectively, of Texstar’s capital stock. W. Marvin Rush, W.M. “Rusty” Rush and Thomas A. Akin are also members of Texstar’s Board of Directors.  Since 2006, Texstar has leased office space from a subsidiary of the Company on arm’s-length terms. The current lease term expires in December 2016. The current monthly rental rate is $13,202 and Texstar made lease payments totaling $154,555 in 2014.

The Company’s Audit Committee reviews and approves all “related-person transactions” (as defined by the SEC) as required by the NASDAQ® Global Select Market and the applicable rules of the SEC. The Audit Committee periodically reassesses these transactions to ensure their continued appropriateness. These responsibilities are set forth in the Audit Committee charter. The above transaction was previously approved by the Board of Directors.

In May 2013, the Company and Mr. W. Marvin Rush entered into that certain Retirement and Transition Agreement, as further described in footnote 6 of the 2014 Director Compensation Table on page 58 of this proxy statement. Mr. W. Marvin Rush is the father of Mr. W.M. “Rusty” Rush.

Jason Guzaukas, an employee of the Company, is the son-in-law of David C. Orf, Senior Vice President – Fleets and Specialized Equipment. As such, he is deemed to be a “related person” under Item 404(a) of the SEC’s Regulation S-K. Mr. Guzaukas works as a sales specialist for the Company’s crane systems group. In 2014, Mr. Guzaukas did not attend any Board or Committee meetings. The aggregate value of compensation paid by the Company to Mr. Guzaukas was less than $300,000. There were no material differences between the compensation paid to Mr. Guzaukas and the compensation paid to any other employees who hold analogous positions.

Christopher Ryan, an employee of the Company, is the brother of Richard J. Ryan, Senior Vice President – Navistar Dealerships. As such, he is deemed to be a “related person” under Item 404(a) of the SEC’s Regulation S-K. Mr. Christopher Ryan is a regional manager for the Company. In 2014, Mr. Christopher Ryan did not attend any Board or Committee meetings. The aggregate value of compensation paid by the Company to Mr. Christopher Ryan was less than $300,000. There were no material differences between the compensation paid to Mr. Christopher Ryan and the compensation paid to any other employees who hold analogous positions.

Dustin Weaver, an employee of the Company, is the brother of Derrek Weaver, Senior Vice President, General Counsel and Corporate Secretary. As such, he is deemed to be a “related person” under Item 404(a) of the SEC’s Regulation S-K. Mr. Dustin Weaver is a sales manager for Rush Truck Centers in the Atlanta, Georgia metro area. In 2014, Mr. Dustin Weaver did not attend any Board or Committee meetings. The aggregate value of compensation paid by the Company to Mr. Dustin Weaver was less than $300,000. There were no material differences between the compensation paid to Mr. Dustin Weaver and the compensation paid to any other employees who hold analogous positions.

OTHER MATTERS

Other Business Presented at the Annual Meeting

As of the date of this proxy statement, the Board of Directors knows of no other business that may properly be, or is likely to be, brought before the annual meeting. If any other matters should properly arise at the annual meeting, shares represented by proxies will be voted at the discretion of the proxy holders.

Where You Can Find More Information

The Company files reports, proxy statements and other information with the SEC. You can read and copy these reports, proxy statements and other information concerning the Company at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company. The Company’s Common Stock is quoted on the NASDAQ® Global Select Market.

You may request a copy of the Company’s filings (other than exhibits, which are not specifically incorporated by reference therein) at no cost by writing to us at the following address:

Rush Enterprises, Inc.
555 IH-35 South, Suite 500
New Braunfels, Texas 78130
Attention: Derrek Weaver

ANNUAL MEETING OF SHAREHOLDERS OF

# RUSH ENTERPRISES, INC.

**May 19, 2015**

**GO GREEN**

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## Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach and mail in the envelope provided. ↓

20830300000000000000 6 051915

**PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE** ☒

(1) ELECTION OF DIRECTORS

The Board of Directors recommends a vote "FOR" all nominees.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

**INSTRUCTIONS:** To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The Board of Directors recommends a vote FOR Proposal 2, and a vote AGAINST Proposal 3, all as more particularly described in the Proxy Statement dated April 3, 2015, relating to the Annual Meeting, receipt of which is hereby acknowledged. The undersigned shareholder also acknowledges receipt of the Notice of Annual Meeting of Shareholders.

In their discretion, the proxies are authorized to vote on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

# RUSH ENTERPRISES, INC.

**PROXY – ANNUAL MEETING OF SHAREHOLDERS – MAY 19, 2015**
**This Proxy is solicited on behalf of the Board of Directors**

The undersigned shareholder of Rush Enterprises, Inc. (the "Company") hereby appoints Steven L. Keller and Derrek Weaver, and each of them, with full power of substitution, as proxies of the undersigned to vote at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 19, 2015, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.'s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, and at any adjournments or postponements thereof, the number of votes that the undersigned would be entitled to cast if personally present, and particularly, without limiting the generality of the foregoing, to vote and act on the following matters and in their discretion upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

**This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all of the nominees listed in Proposal 1, FOR ratification of the appointment of Ernst & Young LLP in Proposal 2, and AGAINST the shareholder proposal to adopt a recapitalization plan to eliminate the Company's dual-class capital structure in Proposal 3.**

**(Continued and to be signed on the reverse side)**

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